EXHIBIT 10.15

MASTER EXTERNAL MANUFACTURING AGREEMENT

This Master External Manufacturing Agreement (the “Agreement”) is made on and as of the 28th day of August, 1999 (“Effective Date”) by and between Sun Microsystems, Inc., a Delaware corporation, with offices at 901 San Antonio Road, Palo Alto, CA 94303 (herein “Sun”) and Mitac International Corporation, a Taiwanese corporation, with offices at No. 40, Wen Hua 2nd Road, Kuei San Hsiang, Taoyuan, Taiwan, R.O.C. (herein “Supplier”).

Background

This Agreement governs Sun’s purchase of component parts, fabricated materials, and/or finished manufactured products from Supplier (each a “Product”). The general terms and conditions comprising the body of this Agreement sets forth the general terms for all Product purchases. A separate Product Supplement/Award Letter in the form of Attachment A-2 (“Award Letter”) will be issued for each particular Product, setting forth any additional or special terms and conditions applying to that particular Product, such as prices, order quantities, and lead times, and any change to the general terms and conditions applying to that particular Product. A purchase order (“P.O.”) will be issued for each purchase transaction(s) specifying the quantities, prices, shipment/delivery date(s), delivery location(s), any other term required by the Award Letter and any special delivery terms for that particular transaction(s).

Agreement Components

The parties agree to be bound by this Agreement, which consists of this signature page, the general terms and conditions and attachments following this signature page, any issued and accepted Award Letter and the Exhibits indicated below:

☒	Exhibit A (Electronic Data Interchange)
Exhibit B (Customer Support Provisions)
Exhibit C (Supplier’s Quality Program)
☒	Exhibit D (Resident Supplier Agreement)

The duly authorized representatives of the parties have executed and delivered this Agreement as of the Effective Date.

Sun Microsystems, Inc.		MITAC INTERNATIONAL CORPORATION

By:	/s/ Eddie Reynolds	By:	/s/ Billy Ho

Name:	Eddie Reynolds	Name:	Billy Ho

Title:	Director of Supply Mgment	Title:	President

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GENERAL TERMS AND CONDITIONS

1.	Scope of Agreement

1.1.	Master Agreement Structure. These general terms and conditions cover the potential purchase by Sun of various Products from Supplier, but do not by themselves constitute a purchase commitment by Sun. Sun will be committed to purchase Products only if and when both parties enter into both an Award Letter and a P.O. issued under that Award Letter. Any issued and accepted P.O. shall be considered an entirely separate agreement that incorporates all the terms and conditions of the signature page, these general terms and conditions and attachments following the signature page, the applicable Award Letter(s) for the ordered Product(s) and the Exhibits indicated on the signature page (the “Applicable Terms of this Agreement”).

1.2.	Design and Development Work. In the event Supplier performs any design or development work in connection with the manufacture and sale of any Product, the ownership, warranty and indemnity provisions of this Agreement shall apply to any and all resulting Work Product and deliverables and the intellectual property embodied or contained therein.

1.3.	Applicable Parties. This Agreement applies with respect to all current or future divisions, subsidiaries, locations and operations of Supplier, wherever those may be located, and which are controlled by or are under the control of Supplier. For the purposes of this Agreement, “control” means the legal or beneficial ownership of more than fifty percent (50%) of the voting securities of an entity. Sun and all its current and future subsidiaries, as well as contractors who receive written authorization from Sun, may issue a P.O. for the purchase of Products pursuant to this Agreement. Sun’s contractors shall be as mutually agreed upon by Sun and Supplier, which agreement will not be unreasonably withheld or delayed by Supplier. Supplier’s acceptance of such P.O. shall be subject to of such contractors’ creditworthiness. Each accepted P.O. shall be considered a separate contract which shall automatically incorporate the Applicable Terms of this Agreement. Such P.O. shall be binding only between Supplier and the entity executing the P.O.; Sun shall be liable to pay only for Products ordered directly by Sun. Under no circumstances shall Sun be liable to pay for any Products ordered by Sun’s contractors. Supplier agrees that Sun shall be an intended third party beneficiary of any agreement entered into between Supplier and any contractor or subsidiary of Sun as permitted hereunder and that Sun shall have the right to enforce such contractor or subsidiary’s rights thereunder. All purchases made by Sun and its subsidiaries and contractors shall be cumulated for the purpose of determining volume discounts.

2.	Engagement Process

2.1.	Product Supplement/Award Letters. From time to time Sun may issue a request for quotation, request for proposal or otherwise initiate discussions regarding a potential Product. Supplier agrees to respond to such requests and engage in any follow-up discussions reasonably requested by Sun. Unless otherwise agreed in writing, each party agrees to bear its own costs and expenses associated with such discussions without compensation or reimbursement from the other party. In the event that Sun, at its sole discretion, believes that it may, at some time in the future, desire to purchase such a Product from Supplier, Sun will issue and deliver to Supplier a negotiated Award Letter incorporating the terms and conditions governing any such purchase. Supplier shall review the Award Letter and, if it is acceptable, execute it. An Award Letter shall not constitute a commitment to purchase any Product from Supplier.

2.2.

Purchase Orders. If and when Sun desires to commit to purchase a Product, Sun shall issue a P.O. in written form (or if Exhibit A forms a part of this Agreement, in electronic form) describing the Product, specifying the quantity, price and any other information required by the Award Letter. Supplier shall accept each Sun P.O. unless such P.O. is inconsistent with the Award Letter or other Applicable Terms of this Agreement. The preprinted terms of any P.O. and any terms in any P.O. acknowledgement shall be deemed deleted and of no force or effect. When written or electronic acknowledgment of receipt and acceptance of a P.O. is made by Supplier, the P.O. shall be deemed a

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commitment to purchase and sell the specified Products pursuant to the Applicable Terms of this Agreement.

2.3.	Pricing. The prices set forth in the Award Letter and P.O. shall be determined in accordance with the following principles:

2.3.1.	Product Pricing and Elements. The price(s) set forth in the Award Letter shall be itemized to include the costs of materials mark-up, labor, overhead and profit. The pricing elements and estimates for the following six (6) quarters shall be updated by Supplier on a quarterly basis, or more frequently if requested in writing by Sun.

2.3.2.	Non-approved Charges. Unless authorized in writing and due to extraordinary circumstances, Sun shall not be liable to Supplier for any overtime charges, freight charges (except as specified in Section 2.5., Delivery below) or component product price variances incurred by Supplier or its Sub-tier Suppliers as the result of factors including, but not limited to, component purges and stop-shipments. A “Sub-tier Supplier” means a supplier of any tier who provides Product material or components to Supplier.

2.3.3.	Cost Reductions. Supplier will work actively to achieve cost reductions on all (i) material (except for Sun-Controlled Turnkey Components (defined below) which are exempted from the cost reduction calculations) and (ii) Supplier processing costs (including costs associated with assembly and test). Supplier will provide to Sun an anticipated six (6) quarter cost reduction profile on a quarterly basis. Material cost savings on all non Sun-Controlled Turnkey Components developed by Supplier and accepted by Sun will be retained by the Supplier for the current quarter achieved; thereafter, the savings will be passed on to Sun. Value engineered (“VE”) cost savings developed by Supplier and accepted by Sun will be retained by Supplier for the current quarter achieved, plus one (1) succeeding quarter; thereafter, the savings will be passed on to Sun. VE cost savings developed by Sun will be passed on to Sun immediately upon implementation. In the event that VE cost savings are jointly developed by Sun and Supplier, the parties will negotiate in good faith whether the savings will be (a) passed on to Sun immediately, or (b) retained in whole by Supplier for the current quarter achieved, plus one (1) succeeding quarter, and thereafter the savings will be passed on to Sun. Supplier shall pass one hundred percent (100%) of the cost reductions in Sun-Controlled Turnkey Components on to Sun as soon as possible after the effective date of such cost reductions, on a forward looking, weighted average basis. “Turnkey Components” means those components purchased by Supplier only in accordance with Sun’s Approved Vendor Listing (“AVL”), as may be amended from time to time by Sun, unless otherwise authorized by Sun. “Sun-Controled Turnkey Components” means those Turnkey Components which Supplier purchases and for which Sun establishes the pricing with the applicable supplier(s).

2.3.4.	Documentation. Supplier agrees to make all supporting documentation available to Sun regarding Supplier’s actual budget and specific costs at least two (2) weeks prior to the quarterly Product Cost Review (“PCR”) cycle as described in the Supplier Handbook (defined below). Such information shall be in a format to be mutually agreed upon by Sun and Supplier and shall include fully-costed bills of material that relate directly to this Agreement.

2.3.5.	Best Prices. Supplier represents and covenants that the prices charged by Supplier to Sun for each Product (and that the basis of such prices) are and shall remain at least as low and favorable as the lowest, most favorable prices for manufacture and supply of comparable Products under comparable terms offered by Supplier to its other customers.

2.3.6.	Sun Requested Changes. Sun may at any time make changes in the Product upon written notice to Supplier. Such changes may include changes to applicable drawings, designs or specifications; required method of shipment or packing; or place of delivery. If the change causes an increase or decrease in the cost or the time required by Supplier for performance of any P.O. issued under an Award Letter and Supplier so notifies Sun in writing within

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fifteen (15) days of Supplier’s receipt of the change order notice, then, if Sun still wishes such change to be made, the parties shall negotiate a reasonable adjustment to the price or delivery schedule or both. Any such change must be agreed upon by Sun and set forth in a written modification to the applicable P.O.

2.4.	Payment Terms. Payment (in U.S. dollars unless otherwise specified in the Award Letter) is due within ten (10) days after the receipt of invoice or receipt of the shipping documents associated with the Products within a shipment specified in the P.O., whichever is later (“Payment Due Date”), unless Sun notifies Supplier prior to the Payment Due Date that such Products are defective or nonconforming in any manner. Sun shall not be required to pay the disputed portion of any invoice, pending resolution of that dispute; provided, however that notice of the dispute has been forwarded to Supplier prior to the Payment Due Date. Payment of an invoice does not constitute acceptance of Products. Upon prior notification (which notification will include information as to the nature of the adjustment) to Supplier and Supplier’s agreement which shall not be unreasonably withheld, invoices will be subject to adjustment for errors, shortages and/or rejected Products. If Supplier fails to respond to Sun’s notification within five (5) days, such notification and Sun’s adjustment shall be deemed to have been accepted by Supplier. Supplier will provide Sun with a credit memo within thirty (30) days after Sun’s return of the Products (“Credit Payment Due Date”). Upon prior notification to Supplier and Supplier’s agreement which shall not be unreasonably withheld, the amount of all good faith claims for monies due to Sun by Supplier relating to Products may be deducted by Sun from Supplier’s outstanding invoices under this Agreement. However, Supplier shal not be required to pay a disputed portion of any claim, pending resolution of that dispute; provided, however that Notice of the dispute has been forwarded to Sun prior to the Credit Payment Due Date. The information on Supplier’s invoices shall include the following: P.O. number, Sun part number(s), quantities, unit value and settlement currency, and freight charges (if applicable), each stated separately. With respect to all U.S. imports, the information provided on Supplier’s invoice shall conform to the requirements of all federal laws and regulations.

2.5.	Delivery/Title/Acceptance.

2.5.1.	Delivery Point. Unless otherwise set out in the Award Letter delivery shall be EX-WORKS (INCOTERMS 1990).

2.5.2.	Risk of Loss or Damage. Supplier will bear all risk of loss, damage or destruction to the ordered Products until delivery to a carrier specified by Sun in writing. In addition, Supplier shall be responsible for any loss or damage to Products due to Supplier’s failure to reasonably preserve, package or handle the Product. Supplier will also bear the risk of loss to any Products rejected by Sun, except that Sun will be responsible for any damage to rejected Products occasioned by the negligence and willful misconduct of its employees acting within the scope of their employment. Title to Products shall only pass to Sun upon payment in full for Products.

2.5.3.	Extraordinary Transportation for Late Deliveries. If it should reasonably be expected that a shipment of Product(s) will not be delivered on the agreed delivery date, Supplier shall notify Sun and, upon Sun’s request, Supplier shall, at Supplier’s expense, use any extraordinary means of transportation to deliver Product(s) at the earliest possible date. Supplier shall pay for any resulting increase in the freight cost over that which Sun would have been required to pay had extraordinary transportation not been required.

2.5.4.	Delivery Performance. If Supplier is unable to deliver the full number of Products ordered on the scheduled delivery date, Supplier shall notify Sun promptly, and Sun may, at its sole option, consent to partial delivery. If Sun does not consent, Sun may: (1) reschedule the delivery or (2) cancel all or a portion of the order without any further obligation to Supplier. Partial deliveries shall be separately invoiced by Supplier.

2.5.5.

Acceptance. Sun and Sun’s contractors shall have thirty (30) days to inspect and test all Products delivered by Supplier to Sun (the “Acceptance Period”). After such thirty (30) day period, Products delivered shall be deemed to have been accepted by Sun or Sun’s contractors; provided however that in the event there is any defect or quality issue arising in

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connection with these Products, such defect or quality issue shall be settled in accordance with Section 4.2, Customer Support, below.

2.6.	Forecasts, Allocation and Rescheduling.

2.6.1.	Forecasts. Sun shall use its commercially reasonable efforts to provide Supplier with a six (6) quarter rolling forecast of its intended purchases under each Award Letter in the form of Sun’s Supply Plan, updated at least quarterly and subsequent updates as needed. Such forecast will be for Supplier’s convenience only and will in no way create an obligation on Sun’s part to comply with such forecast, except for Sun’s obligations for EOQ and LLTC components (as defined in the Award Letter) specified in this Agreement. The designated Sun materials/operations person responsible for reconciling any conflict in forecast information provided to Supplier for a particular Product will be specified in the applicable Award Letter. Sun may change such person from time to time.

2.6.2.	Allocation. In the event that materials or capacity is in such short supply that Supplier is unable to fill Sun’s orders in full (“Scarce Resources”), at a minimum Supplier agrees to allocate Scarce Resources to Sun and to utilize any materials in short supply to make Product under whichever of the following formulas would give Sun the greatest amount of Product: (i) in proportion to Sun’s percentage of all of Supplier’s customer orders for Scarce Resources during the previous two (2) full months; (ii) in proportion to Sun’s percentage of all of Supplier’s customers forecasts for Scarce Resources; or (iii) the most favorable allocation formula which Supplier utilizes with any other customer. Supplier will notify Sun promptly whenever Supplier identifies a materials or capacity constraint that could negatively affect Product deliveries to Sun.

2.6.3.	Rescheduling. Sun may, from time to time, reschedule delivery of all or part of any P.O. once only, at no charge, up to ninety (90) days after the agreed delivery date.

2.7.	Supplier Manufacturing Obligations. In accordance with the applicable Award Letter and P.O., Supplier shall do the following:

2.7.1.	Manufacture, assemble, debug and test each Pre-Production version of Product, pursuant to and in accordance with the Specifications and applicable schedules (A “Pre- Production” version of a Product means a prototype Product which is fabricated prior to the beginning of production manufacturing and which may or may not meet Sun’s specifications);

2.7.2.	Manufacture, assemble, debug, test and deliver Products in accordance with the Agreement;

2.7.3.	Provide all necessary process design technology, labor, material, tooling, facilities and other resources necessary and/or appropriate for the timely and satisfactory completion and delivery of the Product and any Pre-Production version;

2.7.4.	Commit and use sufficient and qualified personnel to support the requirements of this Agreement;

2.7.5.	Provide sufficient resources for testing the Product to ensure compliance with the Specifications;

2.7.6.	Provide Sun with reasonably detailed written progress reports as reasonably requested by Sun and mutually agreed to by Sun and Supplier;

2.7.7.

Notify Sun promptly (not to exceed one (1) business day) of any factor, occurrence or event coming to its attention that may materially adversely affect Supplier’s ability to meet any of its obligations hereunder or that is likely to occasion any material delay in delivery of any of the deliverables due hereunder. For example, but not by way of limitation, such notice

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shall be given in the event of any loss or reassignment of key personnel, threat of strike, or major material equipment failure;

2.7.8.	Deliver to Sun packaged and tested Pre-Production versions of each Product in the quantity agreed, tested by Supplier. The goal shall be to provide Pre-Production versions that conform to all aspects of the finally agreed upon test requirements; and

2.7.9.	For Products covered by warranty, promptly repair or replace all Products returned for rework after notice from Sun. All returned Products which are not repaired and delivered to Sun within thirty (30) days after Sun’s original notice must be delivered to Sun as the then most current version of the Product. Any cost or expense to repair or replace such Products so as to return them to Sun in their most current form shall be borne by Supplier, unless otherwise agreed to in writing by Sun.

2.8.	Compliance with Supplier Handbook. Supplier acknowledges that from time to time Sun may issue and revise Sun’s Supplier Handbook (the “Supplier Handbook”). The Supplier Handbook will cover the areas of quality, qualification, compliance, connectivity, cost, supply and performance and may include Auto-Swap, Co-Planning, Demand Pull Certification, Direct Ship, Resident Supplier Program, Supplier Performance Management and other initiatives. Supplier agrees to use commercially reasonable efforts to comply with the then most current version of the Supplier Handbook. Sun shall make the most current version of any applicable Supplier Handbook available to Supplier during the term hereof. Supplier represents that it has read and familiarized itself with the most current version of the Supplier Handbook and has notified Sun in writing of any objection to Supplier’s compliance with the Supplier Handbook. Supplier also agrees to read and familiarize itself with each revision of the Supplier Handbook within 30 days of receipt. In the event Supplier has reason to believe that at any time it will not be able to comply with the then most current version of the Suppler Handbook, Supplier shall immediately notify Sun in writing. Sun and Supplier agree to negotiate in good faith to promptly resolve any reasonable objections that Supplier raises regarding its compliance with the Supplier Handbook.

2.9.	Additional Responsibilities of Supplier.

2.9.1.	Material Procurement and Inventory Management. Supplier will ensure that the amount of finished goods inventory, work in process, and Sun-unique raw materials (“Inventory”) is limited to that amount required to support the agreed upon lead times and Upside, unless otherwise agreed to in writing by Sun. The costs associated with any excess Inventory not authorized in writing by Sun will be borne by Supplier, notwithstanding any provision to the contrary, including Section 2.10.4. (Effect of Stop Production, P.O. Cancellation and EOL).

2.9.2.	Sub-tier Supplier Management. Supplier will manage its Sub-tier Suppliers in accordance with the guidelines provided in Sun’s document, Sub Tier Management Roles and Responsibilities, 923-2349-xx, which may be amended from time to time by Sun, a current copy of which has been provided to Supplier.

2.9.3.	Auto-Swap. Supplier agrees to support and implement an auto-swap process allowing Supplier Product(s) which fail during Sun’s manufacturing process to be immediately swapped with another unit from a buffer stock of Supplier-owned material, as set forth in the Supplier Handbook.

2.9.4.	Co-Planning. Supplier agrees to use its commercially reasonable efforts to participate at an early stage in Sun’s planning cycle, to the extent that Sun requests such participation in writing. Without limiting the generality of the foregoing, such participation may include jointly developing supply plans with Sun and refining forecasts.

2.9.5.	Demand Replenishment. If requested by Sun, Supplier agrees to support and implement a Demand Replenishment Program for supply of Product to Sun in an agreed upon timeframe after execution of this Agreement. One purpose of the Demand Replenishment Program is to provide Sun flexibility in procuring Product on an “as needed” basis either from

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Supplier’s manufacturing facility or from a stock of Supplier-owned inventory located at a hub(s) near Sun’s point(s) of use. The specific details of Demand Replenishment Program will be specified in an attachment to the Award Letter.

2.9.6.	Demand Trigger. Demand Trigger means the mechanism, whether written or by electronic means in a method agreed to by the parties, by which Sun communicates to Supplier the required delivery dates and quantities under a specified P.O. If Products are subject to Demand Trigger, the frequency of releases will be specified in the Award Letter.

2.9.7.	Direct Ship. Supplier agrees to use its commercially reasonable efforts to support processes that provide for delivery of Product from Supplier’s point of manufacture directly to Sun’s point of consumption, e.g. Sun manufacturing sites, channels, consolidation points and direct end-users.

2.9.8.	Resident Supplier Program. If applicable, the terms and conditions of the Resident Supplier Program, including a Statement of Work and a Sun Confidential Disclosure Agreement specific to Resident Suppliers are set forth as Exhibit D. Samples of the terms of the Statement of Work (applicable to the Resident Planner/Resident Engineer/Resident Program Manager, as the case may be) are set forth in the Supplier Handbook.

2.9.9.	Supplier Performance Management. Supplier agrees to support Sun’s Supplier Performance Management process which is used to measure Supplier’s ongoing performance, as described in the Supplier Handbook.

2.9.10.	Testing/Qualification. Supplier certifies that it will perform all system-level qualification and safety agency testing which is applicable to Products sold to Sun. Sun may request at any time, and Supplier shall provide, evidence of such testing within three (3) days after Sun’s written request.

2.9.11.	Recordkeeping. Supplier will implement and maintain recordkeeping practices consistent with Sun’s document “WWOPS: Control of Quality Records,” 923-1764-xx, which has been provided to Supplier. Upon reasonable notice, Sun shall be allowed to audit, or have an independent third party audit, Supplier’s books related to all services provided to Sun under this Agreement.

2.9.12.	Audit Rights. In addition to the audit rights set forth in Section 2.9.11. above, Sun reserves the right, for itself and its customers where Sun has contractual requirements from its customers, to enter Supplier’s premises or other facilities where the Products are being manufactured, upon seventy-two (72) hours written notice and during normal working hours, to audit and inspect the quality of the manufacturing and testing procedures utilized and the resulting Products, and to verify that the Products conform to the contractual requirements.

2.9.13.	Certifications. All shipping information, including that on invoices, packing lists, and packing labels will list the country of origin for all Product supplied, must be in both text and scannable bar code formats and must comply with Sun’s labeling specification documents 917-1335-xx, WWOPS Supplier Specifications for Barcoding of Packaging, and 950-1419-xx, Engineering Specification for Part Identification Labels. The invoice and packing list must also list the country of origin by part number.

Supplier must conform with Sun’s Origin Management System and its applicable procedures which are specified in the Supplier Handbook provided to Supplier by Sun.

2.10.	Stop Production Notices, P.O Cancellation and End of Life.

2.10.1.	Stop Production Notices. Sun may in writing direct Supplier to stop the production of Products during any stage of the manufacturing process (a “Stop Production Notice”). Sun has the right to direct Supplier to prepare Products up through a particular level of the manufacturing process and to hold such partially completed Products pending modifications

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to be implemented as a result of error correction activities. If such a Stop Production Notice from Sun is not due to Supplier’s negligence or failure to perform its obligations under this Agreement, Sun shall be responsible for the actual and reasonable costs incurred by Supplier resulting from a Stop Production Notice and for the actual and reasonable costs associated with the holding of partially completed Products. In the event Pre-Production units of Product ordered are not accepted by Sun for commercial shipment due to no fault of Supplier, the provisions of Section 2.10.4. below shall apply. In the event Pre-Production units of Product ordered are not accepted by Sun for commercial shipment due to a fault attributable to Supplier, Sun shall not be required to pay any amount for such rejected Product.

2.10.2.	P.O. Cancellation. Sun may, from time to time, cancel all or any part of a P.O. prior to shipment of the Product(s). Upon such notice from Sun, Supplier will carry out the activities listed in Section 2.10.4. below. Sun’s liability for cancellation charges shall not exceed (i) for finished goods scheduled for delivery (within the specified minimum and/or maximum quantities, if any, set forth in the Award Letter or P.O. and lead times necessary to meet Leadtime), the contract price, plus (ii) for that quantity of unfinished goods and Sun-unique Turnkey Components that are within the specified minimum quantities and agreed upon lead times, the direct costs of manufacture expended for unfinished goods and Supplier’s direct cost of Sun-unique Turnkey Components which have been procured by Supplier, pursuant to this Agreement. Payment by Sun of the cancellation charges agreed to by Sun and Supplier in accordance with this Section 2.10.2. shall constitute Sun’s entire liability for any Supplier loss, expense or damages arising out of Sun’s cancellation of the P.O. “Sun-unique Turnkey Components” means those Turnkey Components which the parties have agreed upon from time to time are used exclusively in Products sold only to Sun.

2.10.3.	End of Life. Sun shall use reasonable efforts to notify Supplier in writing (“Notice”) at least six (6) months prior to Sun ceasing to purchase any Product set forth in a P.O. due to Sun’s discontinuance of a product. Such notice shall include Sun’s purchase and schedule requirements for such Product during such six (6) month, or longer, period. Sun shall have the full end of life (“EOL”) period specified in the notice, during which Sun may take delivery of EOL quantities or remaining quantities of the Product, as the case may be.

2.10.4.

Effect of Stop Production, P.O. Cancellation and EOL. In the event that Sun determines that a Product and/or Sun-unique Turnkey Component has become obsolete or not required (“Obsolete Components”), Supplier shall take the actions indicated in items 2.10.4.1. through 2.10.4.8. below upon written request from Sun to do so. Events which potentially may result in Obsolete Components include the following: issuance of a Stop Production Notice; P.O. cancellation by Sun; engineering change orders; purges; AVL disqualification. The economic order quantities (“EOQ”) and long lead time components (“LLTC”) lists (described in the applicable Award Letters), updated quarterly or as needed, will form the basis for any claims of potential Obsolete Components. Provided that Supplier takes such actions and subject to the EOQ and LLTC lists, Sun shall subsequently pay Supplier its cost for properly inventoried and conforming Sun-unique Turnkey Components, including Supplier’s material acquisition costs and excluding profit, and at Sun’s option, Supplier shall (i) deliver the Obsolete Components to Sun pursuant to a valid P.O., or (ii) scrap the Obsolete Components and Sun’s payment to Supplier hereunder will be reduced by the

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scrap value of such components. Sun reserves the right to audit the Obsolete Components prior to authorizing scrapping.

Upon such notice from Sun, Supplier shall do the following:

2.10.4.1.	Immediately reduce/cancel its outstanding purchase orders for components and raw materials by the quantities in excess of those needed to meet Sun’s requirements.

2.10.4.2.	In accordance with Section 4.1., discontinue Upside Support positioning.

2.10.4.3.	Perform or have performed a physical inventory of materials that Supplier may reasonably claim were required to comply with Sun’s delivery requirements and in-line with the appropriate quantity of Sun-unique Turnkey Components, EOQs and LLTCs (“Supplier Inventory”). Sun reserves the right, at its option, to perform an audit of Supplier Inventory. Sun’s liability to pay, reimburse, or otherwise compensate Supplier for Supplier Inventory shall not exceed the minimum Supplier Inventory that was reasonably required to comply with the proposed delivery schedule(s) and lead times applicable to Sun’s outstanding P.O.’s.

2.10.4.4.	Use commercially reasonable efforts to return the Obsolete Components to the supplier(s) at the same price at which they were purchased.

2.10.4.5.	Use commercially reasonable efforts to sell the Obsolete Components to a third party subject to written approval by Sun, at a price acceptable to Sun. Sun shall reimburse Supplier for the difference between Supplier’s purchase price and the Sun-approved price at which it sold the Obsolete Component to a third party. If the sales price exceeds Supplier’s component purchase price, then the excess shall first be applied to offset any obligation of Sun under this paragraph and any excess thereafter shall be retained by Supplier.

2.10.4.6.	Rework Obsolete Components, at Sun’s request, at a mutually agreed upon price and schedule.

2.10.4.7.	Perform a physical inventory of the remaining Obsolete Components within five (5) working days after completion of 2.10.4.1. through 2.10.4.6. above.

2.10.4.8.	Provide Sun documentation, satisfactory to Sun, within twenty (20) business days after receipt of notice indicating the quantities and kind of Inventory.

2.10.4.9.	Subsequent to Supplier’s efforts under 2.10.4.1. through 2.10.4.8. above Sun shall respond to Supplier’s claim for reimbursement or compensation within ten (10) business days after receipt of the documentation.

2.11.	Product Discontinuance. Supplier shall provide Sun with at least one (1) year’s written notice prior to discontinuing the manufacture or sale of a Product covered by an Award Letter and Supplier shall accept orders for Product for delivery during such one (1) year period.

2.12.

Business Continuity Plan. Supplier agrees to provide documented evidence of a business continuity plan to ensure its capability to provide the Products in the agreed upon timeframe after an event which may materially and adversely affect Supplier’s ability to deliver Products to Sun as scheduled. Such event may include one or more of the following: (1) system component failures (including any material hard disk failure, computer virus or local area network outages); (2) natural or man-made disasters (including fire, flood, earthquake, bombing or vandalism); (3) any material work stoppages of any kind or any material failure of a Supplier subcontractor to provide materials. These plans shall include development of alternate sourcing strategies for materials and details for redirection of

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Product manufacture another Supplier location/facility. All such business continuity plans are subject to written approval by Sun in its reasonable discretion.

2.13.	Alternative Sources of Products. Sun shall have the right to establish alternative and additional sources of supply for the Products. If applicable, upon termination or expiration of this Agreement, Sun and Supplier shall negotiate in good faith in an attempt to reach an agreement that would provide Sun with a license to Supplier’s proprietary technology related to Product in order to assist Sun in expediting the production of Products as soon as reasonably possible at another source’s facility. Such negotiation will include mutual agreement to a reasonable fee to be paid by Sun to Supplier.

3.	Ownership and Proprietary Rights

3.1.	Ownership. Unless otherwise specified in an applicable Award Letter or tooling agreement (i) any and all Product designs, inventions or improvements, (ii) any other design, inventions or improvements and any and all discoveries, products, computer programs (including source code), tooling, procedures, improvements, developments, drawings, works of authorship, specifications, data, memoranda, notes, documents, manuals, information, and other items made, authored, conceived or developed by or for Supplier or Sun, alone or with others, which result from or relate to the work or its manufacture, (iii) any intellectual property contained or embodied in such items, and (iv) any intellectual property rights arising from (i) , (ii) or (iii) (collectively, “Work Product”), shall be the sole property of Sun. Supplier hereby assigns and transfers all worldwide right, title and interest in and to the Work Product to Sun. Supplier warrants that all Work Product shall be owned exclusively by Sun, free of any and all third party claims, regardless of the author or inventor. Sun shall have the sole right to obtain and to hold in its own name any copyrights, patents, mask work rights, trademark registration, or other legal protection as may be appropriate to such Work Product and any derivatives thereof. Sun shall have the sole right to determine the method of protection for any such Work Product, including the right to protect the same as trade secrets, to use and disclose the same without prior patent application or to file registration for copyright, patent, mask work rights, or trademark in its own name, as Sun deems appropriate in its sole and absolute discretion.

3.2.	Further Assurances. Supplier shall do the following: (i) disclose promptly in writing to Sun all Work Product, and (ii) cooperate with and assist Sun or Sun’s designee to apply for and to execute any applications and/or assignments reasonably necessary to obtain or perfect any patent, mask work right, copyright, trademark, or other statutory protection anywhere in the world for such Work Product in Sun’s name, as Sun deems appropriate. Supplier shall obtain from its employees, agents and contractors written agreements that will permit Supplier to comply fully with these provisions.

3.3.	License. Supplier hereby grants to Sun a fully paid-up, worldwide, unrestricted and perpetual license under all intellectual property rights to use, reproduce, modify and distribute any material to which Supplier has rights that is necessary for the full and unrestricted enjoyment, production, distribution or use of any Work Product, including the right to make, have made, use and sell Products. The foregoing license rights are granted with respect to any Work Product for which Supplier’s assignment above is precluded by law or otherwise ineffective.

3.4.	Proprietary Rights Notices. Supplier agrees to properly mark each Product and any accompanying documentation with Sun’s copyright or other proprietary rights notice, as directed by Sun, to indicate Sun’s intellectual property rights in such Products. Nothing in this Agreement shall be construed as a grant of any license, right or interest in any trademark, tradename or service mark of either party, or any third party from whom either party may have acquired license rights.

4.	Support

4.1.	Upside Support/Accelerated Deliveries. “Upside Support” is defined as the maximum percentage increase in the quantity of Product(s) that Sun may purchase, in excess of the quantities set out in Sun’s outstanding P.O.’s. Additional terms regarding Supplier’s obligation to provide Upside Support shall be set out in the Award Letter. Upon designation of a Product as EOL by Sun, Supplier shall not be required to plan for any Upside Support. When requested by Sun from time to time, Supplier shall use best efforts to sell and deliver to Sun Product(s) at an accelerated delivery schedule.

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4.2.	Customer Support. Supplier will provide in-warranty and out-of-warranty customer service and support in accordance with Exhibit B.

4.3	Quality. Supplier shall comply with Supplier’s Quality Program attached as Exhibit C. The quantity of Product(s) delivered to Sun shall not exceed the Defects Per Million (“DPM”) levels set forth in Exhibit C.

5.	Warranties, Indemnification and Limitation of Liability

5.1.	General Warranties of Supplier. Supplier warrants that (i) it has the right to enter into this Agreement; (ii) there are no prior commitments or other obligations that prevent Supplier from fully performing all its obligations in this Agreement; (iii) the services to be provided in connection with the manufacture and sale of Products shall be performed in a first class, professional and workmanlike manner by competent and qualified personnel; (iv) at the time of delivery to Sun and for a period of thirteen (13) months from the date of shipment of Product, each Product will be new, merchantable, free from defects in design, materials and workmanship and will conform in all respects to all of Sun’s specifications set forth in the applicable Award Letter and/or P.O. (“Specifications”); and (v) Sun will receive good and marketable title to each Product free from liens or encumbrances of any nature. Supplier represents and warrants to Sun that Products do not contain any virus, worm or other harmful code.

5.2.	Year 2000 Warranty. Supplier further warrants that: (1) all versions of its Products which are sold and licensed to Sun have been or will be tested for, and will be documented for Sun and its customers as meeting, the Year 2000 Compliant definition set out below; and (2) if Products incorporate inferencing rules, Supplier will notify Sun of the specific rules applied and ensure that they are unambiguous. Sun’s remedies for Supplier’s breach of this warranty will be for Sun at its option to require Supplier, free of charge to Sun: (i) to use all reasonable efforts to make Products Year 2000 Compliant; (ii) to supply functionally equivalent Products which are Year 2000 Compliant; or (iii) to refund to Sun the full purchase price or license fees paid by Sun for non-compliant Products. In addition to the above remedies, Sun may also require Supplier, free of charge to Sun: (a) to provide Sun with the source code to software Products; (b) to permit Sun or its contractors to access and modify such source code, to the extent required for Sun or its contractors to create Year 2000 Compliant products and services; and (c) to distribute modified source code and license it to Sun’s customers, to the extent required for them to have Year 2000 Compliant products and services. Supplier further represents and warrants to Sun, that the data processing and business systems on which Supplier relies to operate its business and to supply Products to Sun are Year 2000 Compliant and that the date change from December 31, 1999 to January 1, 2000 and the occurrence of any leap year will not materially affect Supplier’s ability to provide Sun with Products. “Year 2000 Compliant” means that Products will not produce errors in the calculation or processing of date data related to the year change from December 31, 1999 to January 1, 2000. Date calculation or representation, including leap years, will be accurate when products are used in accordance with their accompanying documentation, provided that all hardware and software products used in combination with Year 2000 compliant products properly exchange date data with them.

5.3.

Supplier’s Warranty Obligations. Upon identification that any Product is non-compliant with any warranty set forth in Section 5.1 or 5.2 above, Supplier shall make every reasonable effort to immediately correct the non-compliance and supply a copy of replacement software to Sun. During the warranty period Supplier shall repair or replace defective or non-Year-2000-Compliant Product within three (3) days (or such longer period set forth in Exhibit B) after notification from Sun that the Product does not conform to the Specifications. Supplier makes no, and hereby disclaims, any design warranty with respect to any design provided by Sun. In the event that the parties have agreed that particular Product(s) will be replaced in lieu of repair during the warranty period, Supplier further agrees, for a period of not less than five (5) years after the last delivery of production Product to Sun, (the “Service Period”), at Sun’s option, to provide out of warranty repair

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services to Sun and its authorized contractors during the Service Period, at a reasonable price to be negotiated by the parties.

5.4.	Unexpected Failures.

5.4.1.	For purposes of this Agreement, “Unexpected Failures” shall mean Product failures within the number of years specified in each Award Letter after the date of delivery of the Product, equal to or in excess of the specific Product failure rate (the “Unexpected Failure Rate”) set forth in each Award Letter, resulting from defects in materials, workmanship, manufacturing process, or design (but specifically excluding therefrom, any design provided by Sun), such defects to include, without limitation, components with inherent or latent defects.

5.4.2.	In the event of a suspected Unexpected Failure, Sun shall promptly notify Supplier, and shall provide the following information, if known and as may then exist: a description of the defect, and the suspected lot numbers, serial numbers or other identifiers, and delivery dates of the defective Products. Sun shall also deliver or make available to Supplier, samples of the defective Products for testing and analysis.

Within three (3) days of receipt of the notice from Sun, Supplier shall deliver to Sun a written proposal setting forth its program for the identification and replacement and/or repair of the defective Products. Sun shall consider and evaluate Supplier’s program and shall submit to Supplier the corrective action program which the parties will utilize.

5.4.3.	In the event of an Unexpected Failure, Supplier shall, at Sun’s option, either provide the following support, or shall reimburse Sun for the cost of such support:

a) implementation of the corrective action program to repair or replace all defective Products and potentially impacted Products in the field, and to identify, test, rework or purge, if applicable, Products which have not yet been delivered to the end user;

b) the establishment of a pool of non-defective Products to implement and support the corrective action program in the field;

c) repair or replacement of all Products covered by the corrective action program, whether at Sun, at Sun’s channel partners or at end users;

d) freight, transportation, custom charges, duties, insurance, storage, handling and other incidental costs of moving Products (and the larger product of which the Product is a part if the Product cannot be separated and removed without undue convenience or disruption to the end user) by and between Sun, its customers, the Supplier and any repair facilities;

e) all labor, equipment and processing costs incurred by Sun or third parties in the implementation of the corrective action program, including without limitation, the cost of developing test procedures, the purchase of testing equipment, and the testing of Products; and

f) all reasonable field support costs incurred by Sun or its service partners in connection with the corrective action program, such costs to include without limitation, labor, travel, lodging, and administration costs.

5.4.4.	Supplier’s total financial responsibility per occurrence of an Unexpected Failure under Section 5.4.3 for implementation of the corrective action program, shall not exceed the greater of: a) the dollar figure set forth in each Award Letter; or b) the percentage of the total aggregate purchases of the specific Products by Sun or its permitted designees under the applicable Award Letter (as of the date Sun delivers to Supplier, the approved corrective action program referred to in Section 5.4.2).

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5.4.5.	For all amounts due to Sun from Supplier under Section 5.4.3, Sun shall periodically submit a summary statement showing in reasonable detail, the costs incurred and the purpose of such costs. Within fifteen (15) days after receipt, Supplier shall issue payment to Sun in such form as may be mutually agreed upon. Alternatively, Sun may offset against any amounts it owes to Supplier, costs to be reimbursed by Supplier to Sun under Section 5.3. Prior to any offset, Sun shall notify Supplier of the same and the total amount being offset.

5.5.	Disclaimers. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY ADDITIONAL WARRANTIES, EXPRESS OR IMPLIED AND, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE (EVEN IF THE APPLICABLE PARTY IS ADVISED OF SUCH PURPOSE) ARE EXPRESSLY EXCLUDED.

5.6.	Indemnification.

5.6.1.	Supplier will indemnify, defend and hold Sun harmless from all losses, damages, costs and expenses (including reasonable attorney’s fees) arising out of third party claims relating to: Product materials, Product workmanship, Supplier’s design contribution or Supplier’s manufacturing process, an alleged breach by Supplier of any representation, warranty or covenant or any act or omission of Supplier; provided that Sun must (i) give Supplier prompt notice of such claim, (ii) cooperate with Supplier, at Supplier’s expense, in the defense of such claim, and (iii) give Supplier the right to control the defense and settlement of any such claim, except that Supplier shall not enter into any settlement that affects Sun’s rights or interests without Sun’s prior written approval.

5.6.2.	If Supplier is responsible for any part of the design of the Product, Supplier shall indemnify, defend and hold Sun harmless for Sun’s additional costs and expenses to recover from delivery of non-conforming Products to Sun. Such costs may include, but are not limited to, Sun’s expenses for redesign of Product or finding another source of supply for components at Supplier’s request. However, Sun shall not be responsible for any of Supplier’s lost revenues due to Supplier’s Product failures.

5.6.3	Supplier shall have no obligation hereunder as to any claims, or part thereof, which are directly based on (i) Supplier’s compliance with Sun’s design, manufacturing or assembly specifications or requirements; or (ii) combination of the Products by Sun with other apparatus not furnished by Supplier; in each case, if such compliance or combination necessarily is the basis for such claims.

5.6.4	Sun will indemnify, defend and hold Supplier harmless from all loss, damages, costs and expenses (including reasonable attorney’s fees) arising out of third party claims caused by or resulting from Sun’s Product design, provided that Supplier (i) gives Sun notice of such claim, (ii) cooperates with Sun, at Sun’s expense, in the defense of such claim, and (iii) gives Sun the right to control the defense and settlement of any such claim, except that Sun shall not enter into any settlement that affects Supplier’s rights or interests without Supplier’s prior written approval. Supplier shall have no authority to settle any claim on behalf of Sun.

5.6.	Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT FOR OBLIGATIONS UNDER THIS SECTION 5 AND SECTION 6 BELOW (CONFIDENTIALITY), NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ITS INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT REGARDLESS OF WHETHER THE PARTY WAS MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

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6.	Confidentiality

6.1.	Definition. “Confidential Information” means information of a party, which information is conspicuously marked with “Confidential,” or “Proprietary” or other similar legend. If Confidential Information is orally disclosed it shall be identified as such at the time of disclosure and a brief written non-confidential description of the information and confirmation of the confidential nature of the information shall be sent to the recipient within thirty (30) days after the disclosure. Quantities, schedules and pricing shall be considered Confidential Information hereunder whether disclosed orally or in writing, or whether or not marked “Confidential” or “Proprietary.” Confidential Information does not include information that: (a) was in the possession of, or was known by, the receiving party prior to its receipt from the disclosing party, without an obligation to maintain its confidentiality; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the receiving party from a third party, without an obligation to keep such information confidential; or (d) is independently developed by the receiving party without use of Confidential Information.

6.2.	Confidentiality Obligations. The receiving party shall protect the confidentiality and secrecy of such Confidential Information and shall prevent any improper disclosure or use thereof by its employees, agents, contractors or consultants, in the same manner and with the same degree of care (but in no event less than a reasonable degree of care) as it uses in protecting its own information of a confidential nature for a period of three (3) years from the date of such disclosure. Each party must inform its employees having access to the other’s Confidential Information of restrictions required to comply with this Section. Each party agrees to provide notice to the other immediately after learning of or having reason to suspect a breach of any of the restrictions of this Section 6. Sun retains for itself all proprietary rights it possesses in and to all Sun Confidential Information. Accordingly, Sun Confidential Information which Sun may furnish to Supplier will be in Supplier’s possession pursuant only to a restrictive, nontransferable, nonexclusive license under which Supplier may use such Sun Confidential Information under the terms of this Agreement, solely for the purposes of manufacturing, operating, servicing and repairing the Products for the sole benefit of Sun. Each party understands that the party receiving Confidential Information may now or in the future be developing proprietary information internally, or receiving proprietary information from third parties in confidence that may be similar to disclosed Confidential Information. Nothing in this Agreement shall be construed as a representation or inference that the receiving party will not develop products, for itself or others, that compete with the products, processes, systems or methods contemplated by disclosed Confidential Information. Supplier acknowledges that any material violation by Supplier of the rights and obligations provided in this Section 6 may result in immediate and irreparable injury to Sun, and hereby agrees that Sun shall be entitled to immediate temporary, preliminary, and permanent injunctive relief against any such continued violations upon adequate proof, as required by applicable law. Supplier hereby submits itself to the personal jurisdiction of the courts of competent subject matter jurisdiction for purposes of entry of such injunctive relief.

7.	Term and Termination

7.1.	Term. This Agreement shall commence upon the Effective Date and shall continue perpetually until terminated in accordance with this Section 7. Sun may continue issuing P.O.’s pursuant to existing Award Letters until such Award Letter expires or is terminated.

7.2. Termination.

7.2.1.	Either party may, by written notice, terminate and/or suspend its performance under this Agreement, and/or any P.O. hereunder without penalty, if (i) the other party materially breaches any provision of this Agreement and such breach is either incapable of cure or is not cured within thirty (30) days after written notice thereof from the nonbreaching party, or (ii) the other party becomes bankrupt or insolvent, makes an assignment for the benefit of creditors or has a receiver appointed for it.

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7.2.2.	Sun may terminate this Agreement for convenience upon sixty (60) days written notice to Supplier.

7.2.3.	Upon termination of this Agreement by either party, Supplier shall take the following actions as soon as commercially practicable upon being requested in writing to do so by Sun: (i) return all equipment loaned from Sun; (ii) return all copies Sun supplied documentation, Confidential Information and software; (iii) assign to Sun all purchase orders of Turnkey Components and other components; and (iv) assign to Sun all Supplier P.O.’s for repair services parts scheduled for delivery to Supplier within the three (3) month period following notice of termination, or such longer period as Sun agrees to in writing.

7.2.4.	Upon termination of this Agreement by either party, except when such termination results from breach by Supplier, Sun shall purchase: (a) all conforming Sun-unique Turnkey Components in Supplier’s inventory at Supplier’s cost, provided that the quantity of such Components does not exceed (i) the quantity required to produce the Products ordered by Sun, and (ii) the quantity of long lead time components (``LLTCs”) required to fulfill Sun’s forecast, and (b) completed conforming Products not yet delivered, or any partially completed Products (which conform to the extent completed) at a price not to exceed the Product price that Supplier has acquired for the performance of this Agreement in accordance with Sun’s P.O. In addition, at Sun’s option upon termination, Sun may purchase any or all additional conforming Turnkey Components which are in Supplier’s inventory, in which event such inventory will be delivered to Sun within fifteen (15) days after termination. Upon Sun’s request, Supplier will complete any or all partially completed Products and deliver the same to Sun within fifteen (15) days after termination. Payment by Sun to Supplier will be made in accordance with the payment terms above.

7.3.	Survival. The provisions of Sections 3, 5.4, 5.5, 5.6, 6, 7 and 8.2 through 8.15 and Exhibits B and C shall survive any termination or expiration of this Agreement and enforcement thereof pursuant to this Section 7.3 shall not be subject to any condition precedent.

8.	Miscellaneous

8.1.	Insurance. During the term of this Agreement, Supplier, at its sole cost and expense, shall carry and maintain insurance with a Best Rating of (A, VIII) insuring the Supplier, its agents, employees or associates as follows:

8.1.1.	Comprehensive general liability insurance covering all operations of the Supplier, including, but not limited to, Products/completed operations and blanket contractual liability specifically covering the indemnification provisions in Section 5. above, against claims for personal and bodily injury and property damage with a combined single limit of U.S. $10,000,000.

8.1.2.	Workers compensation insurance to cover full liability under workers compensation laws of the state in which the work is performed, with employers’ liability coverage with a limit of not less than U.S. $1,000,000.

8.1.3.	Automobile liability insurance covering bodily injury and property damage liability arising out of the use by or on behalf of the Supplier, its agents and employees of any owned, non-owned or hired automobile with combined single limits not less than U.S. $10,000,000.

8.1.4.	Employee theft policy covering loss of money, securities and other property for which Supplier is legally liable or which is held by Supplier in any capacity, whether or not

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Supplier is liable, caused by theft of an employee acting alone or collusion with others subject to a minimum limitation of U.S. $1,000,000.

8.1.5.	Cargo transit insurance providing all risk coverage for all goods, merchandise, machinery, equipment, inventory, supplies, etc. incidental to Supplier’s business, moving at the risk of Supplier, subject to a minimum limitation of U.S. $1,000,000 per incident.

8.1.6.	Property insurance covering all real and personal property and inventory, including Sun’s Products, for “all risks” of physical loss or damage, including business interruption and boiler and machinery breakdown, subject to a minimum limitation of U.S. $45,000,000.

Supplier shall provide Sun with a Certificate of Insurance prior to or at inception of this Agreement evidencing the above insurance policies are in full force and effect. Policies in Sections 8.1.1. and 8.1.3. shall name Sun, its officers, directors and employees as additional insureds and shall stipulate that such insurance shall apply as primary and non-contributory to any insurance placed by Sun. Policies in Sections 8.1.4. and 8.1.6. shall name Sun as loss payee as Sun’s interests may appear. Supplier shall require each insurer to give Sun thirty (30) days written notice before the policy or policies are canceled or materially altered. Locations selected by Supplier must comply with highly protected risk property (“HPR”) loss protection requirements of Factory Mutual Engineering Association.

8.2.	Notice. All written notices required by this Agreement must be delivered in person or by means evidenced by a delivery receipt and will be effective upon receipt.

8.3.	Governmental Compliance. Supplier shall comply with all laws applicable to the manufacture and sale of the Products, including, by way of example and not limitation, Executive Order 11246 as amended by Executive Order 11375 (non-discrimination in employment) and the U.S. Clean Air Act of 1990. Supplier shall not use any ozone depleting substances listed in annexes A and B of the Montreal Protocol, including but not limited to chlorofluorocarbons, in the manufacture of Products. Supplier shall comply with 15 USC 14A (“Aid to Small Business”) Section 637(d), as amended. Sun reserves the right to reject any Products manufactured utilizing or containing such materials if Sun has not previously been notified of the same. All Products and technical data delivered under this Agreement are subject to U.S. export control laws and may be subject to export or import regulations in other countries. Supplier agrees to comply strictly with all such laws and regulations and acknowledges that it has the responsibility to obtain such license to export, re-export or import as may be required and as may be permitted under the scope of this Agreement. Supplier shall provide all information under its control which is necessary or useful for Sun to obtain any export or import licenses required for Sun to ship or receive Products, including, but not limited to, U.S. Customs Certificates of Delivery, Certificates of Origin, U.S. Federal Communications Commissions (“FCC”) identifier, and DHHS (Bureau of Radiologic Health, FDA) Accession Number, if applicable. The following Import-related documentation shall be provided to Sun’s Import Administration Department, Sun Microsystems, Inc., 901 San Antonio Road, M/S UNWK11-207, Palo Alto, CA 94303, Ph: (510) 574-6438, Fax: (510) 574-6586. 1. Manufacturer’s Certificate of Origin and FCC identifier, DHHS/FDA Accession Number to permit Sun to import Product. 2. U.S. Customs Certificates of Delivery by certified mail within fifteen (15) days after shipment of Product to Sun. The parties agree not to export or re-export, or cause to be exported or re-exported, the Product, any technical data of any kind received hereunder, or the direct product of such technical data, without complying with the laws of the United States, regulating the same.

8.4.	Publicity. Neither party shall publicize or disclose the existence or any of the terms and conditions of this Agreement, or any transactions hereunder, without the express, prior written consent of the other party.

8.5.	Relationship of the Parties. This Agreement is not intended to create a relationship such as a partnership, franchise, joint venture, agency or employment relationship. Neither party may act in a manner which expresses or implies a relationship other than that of independent contractor, nor bind the other party.

8.6.	Governing Law. Any action related to this Agreement will be governed by California law, and the United Nations Convention on Contracts for the International Sale of Goods shall not apply. The

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parties agree that the exclusive jurisdiction and venue relating to any action between the parties relating to or arising out of this Agreement, including disputes that may arise following termination of this Agreement, shall be with the United States District Court for the Northern District of California or the California state courts serving the county of Santa Clara, and each of the parties hereby submits itself to the jurisdiction and venue of such courts with respect to such actions.

8.7.	Cumulative Remedies. The remedies stated in this Agreement are in addition to all other remedies at law or in equity, except to the extent that such other remedies have been expressly excluded within this Agreement.

8.8.	Dispute Resolution and Attorneys’ Fees. Both parties agree to negotiate in good faith the settlement of any disputes that may arise under this Agreement. If necessary, such disputes shall be escalated to appropriate senior management of each party. In the event of any litigation arising out of this Agreement or its enforcement by either party, the prevailing party shall be entitled to recover as part of any judgement, reasonable attorneys’ fees and court costs.

8.9.	Severability. If any provision, or part thereof, in an Agreement, is held to be invalid, void or illegal, it shall be severed from the Agreement, and shall not affect, impair, or invalidate any other provision, or part thereof, and it shall be replaced by a provision which comes closest to such severed provision, or part thereof, in language and intent, without being invalid, void or illegal.

8.10.	Headings. The headings and titles of the sections of this Agreement are for convenience only and will not in any way affect the interpretation of any section or of the Agreement itself.

8.11.	Assignment. The rights, duties and obligations of Supplier under this Agreement may not be assigned in whole or in part by operation of law or otherwise without the prior express written consent of Sun, and any attempted assignment of any rights, duties or obligations hereunder without such consent shall be null and void. Supplier will use its reasonable efforts to provide Sun at least ninety (90) days notice prior to any anticipated acquisition or merger. This Agreement shall be binding on the parties and their respective successors and permitted assigns.

8.12.	Force Majeure. A party is not liable under this Agreement for non-performance caused by events or conditions beyond that party’s control, if the party makes reasonable efforts to perform.

8.13.	Waiver. Any express waiver or failure to exercise promptly any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement.

8.14.	Order of Precedence. In the event of a conflict between the documents comprising this Agreement, the order of precedence shall be (i) the non-pre-printed portions of the P.O. (ii) the Award Letter, (iii) these General Terms and Conditions, and (iv) the Attachments and Exhibits.

8.15.	Entire Agreement and Modification. The Agreement is the parties’ entire agreement relating to its subject matter. It supersedes all prior or contemporaneous oral or written communications, proposals, conditions, representations and warranties and prevails over any conflicting or additional terms other communication between the parties relating to its subject matter during the term of this Agreement. No modification of this Agreement will be binding, unless in writing and signed by an authorized representative of each party.

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AMENDMENT #1

TO MASTER EXTERNAL MANUFACTURING AGREEMENT

BETWEEN SUN MICROSYSTEMS, INC.

AND

MITAC INTERNATIONAL CORPORATION

Agreement Ref. No. 7137-SMC

This Amendment is made by and between Sun Microsystems, Inc. (“Sun”) and Mitac International Corporation (“Supplier”) effective December 20, 2000. The purpose of this Amendment is to add provisions relating to customer support to the Master External Manufacturing Agreement (“Agreement”) between the parties dated August 28, 1999.

The Parties hereby agree to the following changes:

1. Exhibit B dated December 20, 2000 and Exhibit C-1 dated December 20, 2000 are attached hereto and incorporated herein by this reference.

All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

SUN MICROSYSTEMS, INC.	MITAC INTERNATIONAL CORPORATION

BY:	BY:

NAME:	NAME:

TITLE:	TITLE:

DATE:	DATE:

1            Dec. 20, 2000 ff/KT

AMENDMENT #2

TO MASTER EXTERNAL MANUFACTURING AGREEMENT

BETWEEN SUN MICROSYSTEMS, INC.

AND

MITAC INTERNATIONAL CORPORATION

Agreement Ref. No. 7137-SMC

This Amendment is made by and between Sun Microsystems, Inc. (“Sun”) and Mitac International Corporation (“Supplier”) effective November 28, 2001. The purpose of this Amendment is to add provisions relating to Demand Replenishment and confidentiality to the Master External Manufacturing Agreement (“Agreement”) between the parties dated August 28, 1999.

WHEREAS Sun desires to maximize flexibility in procuring and taking delivery of Products from Supplier when needed by Sun; and

WHEREAS Supplier desires to provide such delivery performance to Sun;

The Parties hereby agree to the following changes:

1.	Article 1., Scope of Agreement. In Section 1.1, delete the second sentence in its entirety and substitute the following: “Any issued and accepted P.O. shall be subject to all the terms and conditions of the signature page, these general terms and conditions and attachments following the signature page, the applicable Award Letter(s) for the order Products(s) and the Exhibits indicated on the signature page (the “Applicable Terms of this Agreement”).”

2.	Section 2.6.3, Rescheduling. Add the following before the period: “; provided however that with respect to Products which are subject to Demand Replenishment, Sun may, from time to time, reschedule all or part of its requirements from the current quarter into the subsequent quarter”.

3.	Section 2.9.5, Demand Replenishment. Delete the 2nd sentence in its entirety and substitute the following: “Demand Replenishment Program shall mean the program whereby Supplier-owned Product located at Supplier’s facilities or Supplier-designated 3rd party hub locations shall be delivered to Sun designated location(s) within the specified timeframe(s) required by Sun. Communication of delivery timeframes shall be provided to Supplier by means of a Demand Trigger.”

4.	Section 6.2, Confidentiality Obligations. Add the following after the first sentence: “Supplier shall enter into a confidential disclosure agreement with its agents, contractors and/or consultants which is at least as restrictive as this Article 6 to protect any Sun Confidential Information provided to Supplier in accordance with this Article 6 that is also provided to such third party(ies).”

All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment by their duly authorized representatives on the date(s) set forth below.

SUN MICROSYSTEMS, INC.	MITAC INTERNATIONAL CORPORATION

BY: /s/ Eddie Reynolds	BY: /s/ Billy Ho

NAME: Eddie Reynolds	NAME: Billy Ho

TITLE: Director of Supply Mgment	TITLE: President

DATE: 18th March ‘02	DATE: 2/25/02

1    November 28, 2001     ff     Mitac International Corporation

AMENDMENT #3

TO MASTER EXTERNAL MANUFACTURING AGREEMENT

Agreement Ref. No. 7137-SMC

This Amendment is made by and between Sun Microsystems, Inc. and Sun Microsystems International B.V. (collectively “Sun”) and Mitac International Corporation (“Mitac”) and SYNNEX Information Technologies, Inc. (“SYNNEX”) ((“Mitac” and “SYNNEX”) collectively “Supplier”) on February 12, 2002. The purpose of this Amendment is to specifically reference SYNNEX as a party to the Agreement, to modify the provisions related to Section 2.10: Stop Production Notice; P.O. Cancellation and End of Life and to modify the provisions related to Unexpected Failures to the Master External Manufacturing Agreement (“Agreement”) originally entered into by Sun and Mitac on August 28, 1999.

The Parties hereby agree to the following changes:

1.	Signature Page. The first full paragraph of the Signature Page is deleted in its entirety and replaced by the following:

“This Master External Manufacturing Agreement (the “Agreement”) is made on and as of the 28th day of August, 1999 (“Effective Date”) by and between Sun Microsystems, Inc., a Delaware corporation, with offices at 901 San Antonio Road, Palo Alto, CA 94303 (herein “Sun”) and Mitac International Corporation, a Taiwanese corporation, with offices at No. 40, Wen Hua 2nd Road, Kuei San Hsiang, Taoyuan, Taiwan, R.O.C. (herein “Mitac”), and SYNNEX Information Technologies, Inc., a California corporation, with offices at 3797 Spinnaker Court, Fremont, CA 94538 (herein collectively “Supplier”).”

2.	Section 1.3 Applicable Parties. Delete the 6th sentence in its entirety which reads: “Each accepted P.O. shall be considered a separate contract which shall automatically incorporate the Applicable Terms of this Agreement.”

3.	Section 2.10.4(ii). Add the following at the end of the first sentence “; however title to Obsolete Components to be scrapped shall not pass to Sun.”

4.	Section 5.4, Unexpected Failures. The following provisions supersede the original Section 5.4 as it applies to Products shipped on or after the Effective Date above.

“5.4. Unexpected Failures.

5.4.1.	For purposes of this Agreement, “Unexpected Failures” shall mean Product failures within five (5) years after the date of delivery of the Product, equal to or in excess of the specific Product failure rate (the “Unexpected Failure Rate”) set forth in each Award Letter, resulting from defects in Supplier-selected materials, workmanship, manufacturing process, or design (but specifically excluding therefrom, any design provided by Sun), such defects to include, without limitation, components with inherent or latent defects.

5.4.2.	In the event of a suspected Unexpected Failure, Sun shall promptly notify Supplier, and shall provide the following information, if known and as may then exist: a description of the defect, and the suspected lot numbers, serial numbers or other identifiers, and delivery dates of the defective Products. Sun shall also deliver or make available to Supplier, samples of the defective Products for testing and analysis.

Within three (3) days of receipt of notice from Sun, Supplier shall provide its preliminary findings regarding the cause of the failures. Thereafter, Supplier shall promptly provide the results of its root cause corrective analysis, its proposed plan for the identification of and the repair or replacement of the affected Products and such other appropriate or desirable information. Sun shall consider and evaluate Supplier’s program and shall submit to Supplier the corrective action program which the parties will utilize.

1        May 30, 2002 ff/JM    Mitac International Corporation

SYNNEX Information Technologies, Inc.

The parties shall also cooperate and work together to expeditiously devise and implement an approved corrective action program which identifies the defective units for repair or replacement, and which minimizes disruption to the end user.

5.4.3.	In the event of an Unexpected Failure, Supplier shall, at Sun’s option, either provide the following support, or shall reimburse Sun for the cost of such support:

a) implementation of the corrective action program to repair or replace all defective Products and potentially impacted Products in the field, and to identify, test, rework or purge, if applicable, Products which have not yet been delivered to the end user;

b) provide a credit or payment to Sun, at Sun’s option, in an amount equal to the cost to Sun for qualified, nondefective replacement Products acceptable to Sun in the event that repair and/or replacement of the defective Products will not sufficiently mitigate the impact of a particular Unexpected Failure event or Supplier is unable to satisfactorily meet or exceed Sun’s requirements relative to the particular Unexpected Failure event due to circumstances which include without limitation unavailability of conforming Product and/or within the timeframes required;

c) the establishment of a pool of non-defective Products to implement and support the corrective action program in the field; provided however that such units shall not be the subject of any Supplier claims to Sun based upon excess inventory or obsolesence costs;

d) repair or replacement of all Products covered by the corrective action program, whether at Sun, at Sun’s channel partners or at end users;

e) freight, transportation, custom charges, duties, insurance, storage, handling and other incidental costs of moving Products (and the larger product of which the Product is a part if the Product cannot be separated and removed without undue convenience or disruption to the end user) by and between Sun, its customers, the Supplier and any repair facilities;

f) all labor, equipment and processing costs incurred by Sun or third parties in the implementation of the corrective action program, including without limitation, the cost of developing test procedures, the purchase of testing equipment, and the testing of Products; and

g) all reasonable field support costs incurred by Sun or its service partners in connection with the corrective action program, such costs to include without limitation, labor, travel, lodging, and administration costs.

5.4.4.	With respect to all other reasonable costs which may be incurred by Sun in implementing the corrective action program, Sun and Supplier shall each bear fifty percent (50%) of such costs.

5.4.5.	Supplier’s total financial responsibility per occurrence of an Unexpected Failure under Section 5.4.3 and 5.4.4 for implementation of the corrective action program, shall not exceed the greater of: a) the dollar figure, if any, set forth in each Award Letter; or b) the percentage of the total aggregate purchases of the specific Products by Sun or its permitted designees under the applicable Award Letter (as of the date Sun delivers to Supplier, the approved corrective action program referred to in Section 5.4.2). Notwithstanding anything set forth in this Section 5.4.5 to the contrary, the parties agree that there will be no limitation on Supplier’s financial responsibility per occurrence of an Unexpected Failure during the first six (6) months after Supplier’s first customer shipment of each Product to Sun.

2        July 17, 2002 ff/JM    Mitac International Corporation

SYNNEX Information Technologies, Inc.

5.4.6.	For all amounts due to Sun from Supplier under Section 5.4.3 and 5.4.4, Sun shall periodically submit a summary statement showing in reasonable detail, the costs incurred and the purpose of such costs. Within fifteen (15) days after receipt, Supplier shall issue payment to Sun in such form as may be mutually agreed upon. Alternatively, Sun may offset against any amounts it owes to Supplier, costs to be reimbursed by Supplier to Sun under Section 5.3. Prior to any offset, Sun shall notify Supplier of the same and the total amount being offset.”

All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment by their duly authorized representatives on the date(s) set forth below.

SUN MICROSYSTEMS, INC.	MITAC INTERNATIONAL CORPORATION

BY: /s/ Eddie Reynolds	BY: /s/ Billy Ho

NAME: Eddie Reynolds	NAME: Billy Ho

TITLE: Director of Supply Mgment	TITLE: President

DATE: August 28, 2002	DATE: June 14, 2002

SUN MICROSYSTEMS INTERNATIONAL B.V.	SYNNEX INFORMATION TECHNOLOGIES, INC.

BY: /s/ Eddie Reynolds	BY: /s/ Simon Y. Leung

NAME: Eddie Reynolds	NAME: Simon Y. Leung

TITLE: Director of Supply Mgment	TITLE: General Counsel & Corporate Secretary

DATE: August 28, 2002	DATE: June 4, 2002

SUN MICROSYSTEMS INTERNATIONAL B.V.

BY: /s/ illegible Kos

NAME: illegible Kos

TITLE: Director

DATE: 16th August 2002

3        May 30, 2002 ff/JM    Mitac International Corporation

SYNNEX Information Technologies, Inc.

AMENDMENT #4

TO MASTER EXTERNAL MANUFACTURING AGREEMENT

Agreement Ref. No. 7137-SMC

This Amendment is made by and between Sun Microsystems, Inc. and Sun Microsystems International B.V. (collectively “Sun”) and Mitac International Corporation (“Mitac”) and SYNNEX Information Technologies, Inc. (“SYNNEX”) ((“Mitac” and “SYNNEX”) collectively “Supplier”) on July 17, 2002. The purpose of this Amendment is to revise Exhibit B to the Master External Manufacturing Agreement (“Agreement”) originally entered into by Sun and Mitac on August 28, 1999.

The Parties hereby agree to the following changes:

1.	Exhibit B dated December 20, 2000 is deleted in its entirety and replaced by Exhibit B dated July 16, 2002 attached hereto.

IN WITNESS WHEREOF, the parties have signed this Amendment by their duly authorized representatives on the date(s) set forth below.

SUN MICROSYSTEMS, INC.	MITAC INTERNATIONAL CORPORATION

BY:	BY: /s/ illegible

NAME:	NAME:

TITLE:	TITLE: Vice President

DATE:	DATE: Sep. 12, 2002

SUN MICROSYSTEMS INTERNATIONAL B.V.	SYNNEX INFORMATION TECHNOLOGIES, INC.

BY:	BY: /s/ Simon Y. Leung

NAME:	NAME: Simon Y. Leung

TITLE:	TITLE: General Counsel & Corporate Secretary

DATE:	DATE: 9/26/02

1        May 30, 2002 ff/JM    Mitac International Corporation

SYNNEX Information Technologies, Inc.

ATTACHMENT A-1

INDEX OF DEFINITIONS

For the purposes of this Agreement, the terms “include(s)” or “including” means “including without limitation” or “including, but not limited to.”

Definitions of the following terms may be found in the sections indicated:

“AVL”—Section 2.3.3

“Applicable Terms of this Agreement”—Section 1.1

“Award Letter”—Signature Page

“Credit Payment Due Date”—Section 2.4

“EOQ”—Section 2.10.4

“Inventory”—Section 2.9.1

“LLTC”—Section 2.10.4

“Payment Due Date”—Section 2.4

“PCR”—Section 2.3.4

“P.O.”—Signature Page

“Pre-Production”—Section 2.7.1

“Product”—Signature Page

“Scarce Resources”—Section 2.6.2

“Specifications”—5.1

“Stop-Production Notice”—Section 2.10.1

“Sub-tier Supplier”—Section 2.3.2

“Sun-Controlled Turnkey Components”—Section 2.3.3

“Sun-unique Turnkey Components”—Section 2.10.2

“Supplier Handbook”—Section 2.8

“Supplier Inventory”—2.10.43

“Turnkey Components”—Section 2.3.3

“Upside Support”—Section 4.1

“V.E.”—Section 2.3.3

Computer Systems/USA/ Master External Manufacturing Agreement	18	Version, April 26, 1999 ff Rev. September 21, 1999 ff Mitac International Corporation

ATTACHMENT A-2

FORM OF PRODUCT SUPPLEMENT/AWARD LETTER

Computer Systems/USA/ Master External Manufacturing Agreement 60342482v1	19	Version, April 26, 1999 ff Rev. September 21, 1999 ff Mitac International Corporation

Agreement No.

PRODUCT SUPPLEMENT/AWARD LETTER

This Product Supplement/Award Letter (this “Award Letter”) is made on and as of the              day of             , 199             (“Effective Date”) by and between Sun Microsystems, Inc. (“Sun”) and,              (“Supplier”), pursuant to the Master External Manufacturing Agreement, dated as of             , made between the parties (the “Agreement”). Capitalized terms not defined in this Award Letter have the meanings set forth in the Agreement. The parties agree as follows:

1.	Scope: Neither this Award Letter nor the Agreement constitutes a commitment by Sun to purchase Products unless Sun, in its sole discretion, issues one or more P.O.’s in the manner described in the Agreement.

2.	Products and Pricing/Initiatives:

2.2	Products and Pricing. During the term hereof; Sun may issue P.O.’s for the Product(s) at the prices (and currency) set forth on Schedule A to this Award Letter until such pricing is adjusted in accordance with Section 2.3 of the Agreement, after which time Sun may issue P.O.’s at the adjusted price. Supplier shall provide a detailed cost breakdown to Sun with respect to each Product covered by this Award Letter, updated quarterly two (2) weeks prior to PCR submission, covering the then current quarter and estimates for the following six (6) quarters. This information will include without limitation pricing information with respect to the following (if applicable): material cost and material acquisition cost of all Turnkey Components and other materials, assembly labor cost, test labor cost, warranty, profit, freight, duty, warehousing, NREs, tooling and Product prototype builds.

Product(s)  Description

2.2	Demand Replenishment Initiative. If the parties have agreed to implement a Demand Replenishment Program, the following terms and conditions shall apply.

2.2.1	P.O.’s. P.O.’s issued by Sun pursuant to this Agreement will be: (specify timeframe; monthly quarterly TQPO’s). Monthly or Quarterly Purchase Order shall mean a P.O. issued by Sun which specifies the total quantities ordered during the period specified therein (“TQPO”). The TQPO shall not specify delivery dates. Communication of delivery dates shall be provided to Supplier by means of a Demand Trigger.

—————or—————

2.2.1	P.O.’s. P.O.’s issued by Sun pursuant to this Agreement will be: (BPO’s valid for the time period set out therein). Blanket Purchase Order (“BPO”) means a P.O. issued by Sun which specifies a “not to exceed” amount which may be spent by Sun during the period specified therein. A BPO shall not specify delivery dates. Communication of delivery dates shall be provided to Supplier by means of a Demand Trigger.

2.2.2	Demand Triggers. Sun will use reasonable efforts to provide Supplier with a (specify frequency and method) Demand Trigger requesting Product deliveries within (hours/days, maximum # of times per day maximum # of days per week) after Supplier’s receipt of the Demand Trigger. Demand Trigger means the mechanism, whether written or by electronic mean in a method agreed to by the parties, by which Sun communicates committed delivery dates and quantities under a specified P.O. to Supplier.

2.2.3	Supplier-owned Inventory. If the parties have agreed to implement a program in which Supplier agrees to store Supplier-owned Inventory at specified Sun or third party providers’ Inventory locations until required by Sun, the terms and conditions in Exhibit D shall apply.

2.3	Auto-Swan Initiative. If the parties have agreed to implement an Auto-Swap program, the following terms and conditions shall apply. The parties will monitor and review these parameters periodically.

2.3.1	Buffer Inventory. Supplier shall maintain a buffer inventory of Supplier-owned Product at Sun’s designated location(s) in an agreed upon minimum/maximum quantity per Sun part number in accordance with Section 2.9.3 of the Agreement.

Computer Systems/USA/ Award Letter (External Manufacturing) 60342482v1	1	June 25, 1999/ff

2.3.2	Replacement. Supplier will pick up and replace failed units, up to the agreed upon maximum quantity, within ( ) hours after Sun’s notification.

2.3.3	No Trouble Found (“NTF”). Sun and Supplier will develop a cost matrix for returned units which arc determined after testing to be NTF.

3.	Supply Plan Communication: Sun’s material organization representative shall provide Supplier with an updated Supply Plan on at least a quarterly basis and subsequent updates as needed. In the event that Supplier has not received this information within ( ) days after the beginning of a quarter, Supplier will notify Sun accordingly.

4.	Leadtime: Supplier shall comply with the following minimum lead time(s) between the time/date a P.O. is issued and the time/dare for which delivery is requested: ( ) (hours or calendar/business days). (This section should mirror the frequency specified in Section 2.2.2 above if P.O. releases are against Demand Triggers.)

5.	Delivery/Title: (If other than EX-WORKS per the Agreement. Include multiple shipping points if necessary for global supply; Delivery Point to reflect freight & duty implications and where title & risk of loss pass.)

6.	Upside Support: Supplier shall provide Upside Support in the quantity of Products) that Sun may purchase, in excess of the quantities set out in Sun’s outstanding P.O.’s for the (month/quarter) in which such Upside Support is requested, beginning with the first foil calendar quarter after Sun makes its first customer shipment of the Sun product or system that incorporates the Product(s) (“FCS”). Sun may request all or any part of Upside quantity at anytime during the applicable month/quarter up to the maximum amount indicated. Supplier shall sell, manufacture and ship such Upside quantities to Sun on a: “first-in, first-out” basis within (timeframe: X hours: working days) after Sun’s written request.

Timeframe	Upside Max. Percentage Increase
FCS +1 qtr	__%
FCS +2 qtrs.	__%
FCS +3 qtrs. and beyond	__%

Supplier shall use reasonable efforts to accommodate any request from Sun to accelerate delivery of Upside quantities of Products within the timeframes indicated above. With respect to any request for quantities in excess of Upside Support described above, the parties shall negotiate in good faith acceptable delivery dates.

7.	Customer Support: Supplier will provide in-warranty and out-of-warranty customer service and support in accordance with Exhibit B.

8.	Quality: Supplier shall deliver Product(s) which conforms to the Specification(s) attached as Exhibit A and shall comply with Supplier’s Quality Program attached as Exhibit C. The quantity of Product(s) delivered to Sun shall not exceed the Defects Per Million (“DPM”) levels set forth in Exhibit C.

9.	EQQ: Sun and Supplier shall agree upon an EOQ list for the Sun-unique Turnkey Components or Sun-unique raw materials set forth in a separate written agreement which is hereby incorporated by reference (the “EOQ List”). Supplier shall update the EOQ Agreement, subject to Sun’s approval, at least once each quarter. As part of the EOQ List, Supplier will identify EOQ components which are required to be procured in a minimum order quantity (“MOQ”) so that Sun and Supplier can evaluate, as necessary, the costs of procuring the EOQ Versus the MOQ. Upon designation of a Product as EOL by Sun, Supplier will not place further EOQ orders on its Sub-tier Suppliers, unless specifically directed to do so by Sun in writing.

10.	LLTC: Sun and Supplier shall agree upon an LLTC list and associated leadtimes for the Sun-unique Turnkey Components or Sun-unique raw materials set forth in a separate written agreement which is hereby incorporated by reference (the “LLTC” List”). Supplier shall update the LLTC List subject to Sun’s approval, at least once each quarter. Supplier agrees to use its commercially reasonable efforts to reduce the number of LLTC’s to the greatest extent possible.

Computer Systems/USA/ Master External Manufacturing Agreement 60342482v1	2	Version, April 26, 1999 ff Rev. September 21, 1999 ff Mitac International Corporation

11.	Notices: Sun and Supplier shall each assign an individual to administer the Agreement throughout its term (the “Administrators”).

Sun’s Administrator shall be:	Supplier’s Administrator shall be:
________________________ M/S ______	_______________________________
Sun Microsystems, Inc.,	_______________________________
901 San Antonio Road (mailing address)	_______________________________
Palo Alto, CA 94303	_______________________________
Ph: (__) ________________________	Ph: (__) ________________________
Fax: (__) ________________________	Fax: (__) _______________________

In accordance with Section 2.6.1 of the Agreement, the designated Sun materials/operations person responsible for reconciling any conflict in forecast information provided to Supplier (if different than Sun’s Administrator) above is:             .

Each party shall inform the Administrator of the other in writing of a change of Administrator or such Administrator’s address or telephone number.

12.	Award Letter Components: The parties agree to be bound by these terms and conditions which consists of the Award Letter and the Exhibits indicated below

_______     Exhibit A (Product Pricing Matrix)

_______     Exhibit B (Customer Support Provisions) [indicate attached to the Agreement or Award Letter]

_______     Exhibit C (Supplier’s Quality Program) [indicate if attached to the Agreement or Award Letter]

_______     Exhibit D (Supplier-owned Inventory)

The undersigned duly authorized representatives of the parties have executed and delivered this Award Letter as of the Effective Date.

Sun Microsystems, Inc.	Supplier: Mitac International Corp.

By: _______________________________	By: /s/ Billy Ho
Name: _____________________________	Name: Billy Ho
Title: ______________________________	Title: President
Date: ______________________________	Date: Oct. 8, 1999

Computer Systems/USA/ Award Letter (External Manufacturing) 60342482v1	1	June 25, 1999/ff

EXHIBIT A

ELECTRONIC DATA INTERCHANGE

(EDI) TERMS

1.	Definitions:

1.1.	“EDI” means electronic data interchange.

1.2.	“Adopted Format” is the accepted method for the interchange of Documents under this Agreement based on the EDIFACT, ANSI ASC X12 or CU standards for the presentation and structuring of the electronic transmission of Documents, or other such format as may be agreed to in writing by the parties.

1.3.	“Document” is data structured in accordance with the Adopted Format and transmitted electronically between the parties.

1.4.	“Test” means transmission of a Document during a testing period to verify set ups in EDI-related software, network transmission and technical support processes.

1.5.	“Provider” is a business entity that provides the service of moving and routing EDI transmissions between parties.

2.	Prerequisites.

2.1.	Documents, Standards. Each party may electronically transmit to or receive from the other party any Document which the parties have mutually agreed to Test The content of Test Documents will be considered “dummy” data unless otherwise agreed to by the parties. All Documents which are intended to evidence a ‘transaction shall be transmitted in accordance with the Adopted Format.

2.2.	Providers. Documents will be transmitted electronically to each party through any Provider with which either party may contract and/or the Internet The Provider for each party shall be communicated to the other party. Either party may change its designated Provider upon thirty (30) days prior written notice to the other party. Each party shall be responsible for the costs of any Provider with which it contracts.

2.3.	System Operations. Each party, at its own expense, shall provide and maintain the equipment, software, services and testing necessary to effectively and reliably transmit and receive Documents.

If Provider is down and this prevents, either party from meeting the pickup or delivery frequency agreed to, that party must notify the other party the same day.

2.4.	Security Procedures. Each party shall use security procedures which are reasonably anticipated to: (a) ensure that all transmissions of Documents are authorized and (b) protect its business records and data from improper access.

2.5.	Signatures. Each party may adopt as its signature an electronic identification consisting of symbol(s) or code(s) which are to be affixed to or contained in each Document transmitted by such party (“Signatures”). Each party agrees that any Signature of such party affixed to or contained in any transmitted Document shall be sufficient to verify such party originated such Document. Neither party shall disclose to any unauthorized person the Signatures of the other party.

3.	Transmissions.

3.1.	Proper Receipt. Documents shall not be deemed to have been properly received, and no Document shall give rise to any obligation, until accessible to the receiving party at such party’s electronic mailbox.

3.2.	Verification. Upon receipt of any Document, the receiving party shall promptly and properly transmit a functional acknowledgement in return within one (1) business day after receipt of a Document.

3.3.	Acceptance. If a transmitted Document requires acceptance by the receiving party, any such Document which has been properly received shall not give rise to any obligation unless and until the party initially transmitting such Document has properly received in return an acceptance Document.

Rev 04.12.96 CFD 60342482v1	1	Mitac International Corporation

3.4.	Garbled Transmissions. If any Document is received in an unintelligible or garbled form, or otherwise contains evidence of faulty transmission, the receiving party shall promptly notify the originating party (if identifiable from the received Document) in a reasonable manner. In the absence of such notice, the originating party’s records of the contents of such Document shall control.

3.5.	Erroneous Transmissions. If either party receives a Document from the other party which differs from the applicable terms and conditions, (e.g., an order with a price, quantity or schedule different than that mutually agreed upon), the receiving party shall promptly contact the sending party to confirm the accuracy of the Document.

4.	Transaction Terms.

4.1.	Order Placement. Each Purchase Release electronically transmitted shall reference the Sun Purchase Release number, and the Sun EDI number.

4.2.	Validity. Enforceability. The parties acknowledge their mutual intent to create binding purchase, sale and payment obligations by means of electronic transmission and receipt of Documents specifying certain of the applicable terms. During the term of the Agreement, all obligations concerning the delivery of such Documents in written form may be satisfied by a transmission pursuant to the terms of this Exhibit. However, either party shall have the option, at its discretion, to transmit Documents in written form to the other party.

Any Document properly transmitted pursuant to these terms shall be deemed (“Signed Documents”) and shall be considered, in connection with any transaction, to be a “writing” or “in writing” and to have bean “signed” and to constitute an “original” when printed from electronic files or records established and maintained in the normal course of business.

The parties agree that the provisions of the Uniform Commercial Code, Section 2-201 (“Formal Requirements: Statute of Frauds”), shall not apply to Documents covered by this Exhibit since hard copies of Documents will not be issued and the parties further agree that said Documents shall be deemed to satisfy any statutory or legal formalities requiring that agreements be in writing, including, but not limited to the Statute of Frauds.

The conduct of the parties pursuant to this Exhibit, including the use of Signed Documents properly transmitted, shall, for all legal purposes, evidence a course of dealing and a course of performance accepted by the parties in            , furtherance -of this Agreement and Document.

The parties agree not to contest the validity or enforceability of Signed Documents under the provisions of any applicable law relating to whether certain agreements be in writing or signed by the party to be bound thereby. Signed Documents, if introduced as evidence on paper in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither party shall contest the admissibility of copies of Signed Documents under either the business records exception to the hearsay rule or the best evidence rule on the basis that the Signed Documents were not originated or maintained in documentary form.

Computer Systems/USA/ Master External Manufacturing Agreement 60342482v1	2	Version, April 26, 1999 ff Rev. September 21, 1999 ff Mitac International Corporation

Exhibit B

Customer Support Provisions

1.0	Purpose

To define Supplier’s responsibilities to Sun for in-warranty and out-of-warranty repair support. This document shall be used in conjunction with Exhibits C and C-1.

2.0	Scope

This Exhibit describes Sun Enterprise Services’ requirements for worldwide Product support either by Supplier or by Suppliers authorized third party(ies). Sun’s goal is to receive Product 100% on time and that such Product meets the quality requirements defined in Exhibit C-1.

3.0	Definitions

3.1	Bill of Material (“BOM”) shall mean a list of parts or sub-assemblies used to manufacture a Product.

32	Depot Repairable Unit (“DRU”) shall mean a subassembly of Product sent by a Sun Third Party Repair Supplier (“TPRS”) to a Supplier’s depot for repair.

3.3	Distribution Center (“DC”) shall mean a third party designated by Sun who processes Product returns on Sun’s behalf. The DC’s shown in Exhibit B-2 consist of 2 types:

Type A: Performs various services for Sun but does not have a financial relationship with Supplier.

Type B: Performs various services for Sun, issues purchase orders and pays invoices for materials purchased for use in the maintenance of Sun Products. A ‘Type B’ DC has a financial relationship with Supplier.

3.4	Engineering Change Order (“ECO”) shall mean the mechanism by which a party notifies the other party of a change to the Product

3.5	Field Replaceable Unit (“FRU”) shall mean a Product or subassemblies thereof which can be replaced at the customer site.

3.6	First Customer Ship (“FCS”) shall mean the initial production shipment of Product by Supplier to Sun.

3.7	No Trouble Found (“NTF”) shall mean Product which Sun has returned as defective but which passes Supplier’s standard test process (as approved by Sun). NTF does not include Product which incurred any ECO upgrades and/or adjustments by Supplier.

3.8	Product shall mean the Products and FRUs/DRUs listed on Exhibit B-5 as well as new Product later released and confirmed in writing by Supplier via electronic mail or updated price list.

3.9	Product Specification shall mean the written performance representations, mechanical dimensions and descriptions, electrical and timing requirements, component information, and configuration for the Product purchased by Sun, whether generated by Sun or Supplier, which have been agreed to in writing by the parties.

3.10	Regional Stocking Location (“RSL”) shall mean Sun or third party facilities designated by Sun which are responsible for storing and processing FRUs.

3.11	Repair Service shall mean minor adjustments to Product, repair of defective Product, or provision of Repair or Replacement Product.

3.12	Repaired or Replacement Product shall mean Product of the same model and part number, but not necessarily the same serial number, used to replace defective Products. This Product can be either new or of a like new condition.

3.13	Return Material Authorization (“RMA”) shall mean the formal authorization from Supplier under which, Sun returns Product for repair or replacement.

3.14	Sun Office shall mean a Sun facility listed in Exhibit B-2.

Enterprise Services – Global Support Operations Corporate Supply Exhibit B – September 21, 1999 HP/ff 60342482v1	1	July 16, 2002 ff/CS Mitac International Corporation

3.15	Sun shall mean Sun Enterprise Services for the purpose of this Exhibit B.

3.16	Supplier Corrective Action Request (“SCAR”) shall mean Sun’s formal request mechanism for corrective action issued to Supplier.

3.17	Third Party Repair Supplier shall mean a third party who performs repair services for Sun. Sun’s TPRS’s are set forth in Exhibit B-3.

4.0	Repair Services and Requirements

4.1	At a minimum, Supplier shall maintain, directly or through agents, the fully equipped and staffed facilities specified in Exhibit B-1 to a level sufficient to meet the agreed performance targets.

4.2	Supplier shall provide Repair Service for Products to Sun Offices, Sun authorized TPRS’s set forth in Exhibit B-3 and DC’s set forth in Exhibit B-2, pursuant to the terms and pricing stated in this Agreement. Supplier shall deal directly with Sun Offices, TPRS’s and DCs worldwide regarding topics including, but not limited to, RMAs, billing, freight and import/export requirements.

4.3	Supplier agrees to ship Repaired or Replacement Product to Sun within three (3) working days after receipt of Sun’s RMA request; provided however that Repaired or Replacement Product shipped from Supplier’s Taiwan facility shall be shipped within four (4) working days after issuance of RMA. Product may be supplied from an exchange pool of Product meeting the Product specification provided by Sun and is free from defect.

4.4	Sun requires 100% on time delivery performance. A SCAR may be issued by Sun, an authorized TPRS or DC, if Supplier’s performance for a location drops below 95%. Supplier will respond to any SCAR initiated by Sun, a DC or a TPRS through Supplier’s corrective action process, which shall include an action plan within five (5) working days or as otherwise specified in the SCAR.

4.5	For a period of not less than five (5) years after the last delivery of production Product to Sun, (the “Service Period”) Supplier agrees, at Sun’s option, to either continue manufacture of FRUs and DRUs and provide reasonable quantities of the same to Sun, or to provide Repair Services to Sun, Sun authorized TPRS’s and DCs during the Service Period.

4.6	If Supplier elects to discontinue Repair Service after the expiration of the Service Period, Supplier agrees to provide Sun a minimum of six (6) months advance written notice of Suppliers intent to discontinue Repair Service.

4.7	Product will be shipped to Sun in a configuration defined by the Product Specifications and BOMs.

4.8	Repaired or Replacement Product will be upgraded by Supplier to the then current Product revision level, to a revision level as documented, or to a product level equivalent to the latest revision required for the printed circuit board assembly (PCBA). The option of revision update shall be as agreed upon by Sun and Supplier.

4.9	Replacement in Lieu of Return. During the Product’s warranty period, in the event that Sun is not permitted to return defective Product for repair which is located within restricted government facilities, Supplier will provide Replacement Product to Sun, as required, at no charge to Sun and without a demand for the return of the defective Product by Sun.

5.0	Sun Enterprise Services Responsibilities

5.1	Sun agrees to use its reasonable efforts to ship defective Product back to Supplier within three (3) working days after receipt of RMA from Supplier.

5.2	Scorecard Process. Sun Enterprise Services contributes information on a monthly basis to the overall Supplier scorecard process. Service is allotted 15 points out of a possible 100 points. Scorecard results are compiled and posted electronically on a quarterly basis. Enterprise Services scorecard reports are generated by Sun for each supplier and the results are utilized for improvement plans, business awards

Enterprise Services – Global Support Operations Corporate Supply Exhibit B – September 21, 1999 HP/ff 60342482v1	2	July 16, 2002 ff/CS Mitac International Corporation

and/or supplier disqualification. Scorecard criteria for service includes without limitation: cost, quality, availability and strategic/technical development. Scorecard criteria weighting will be provided to Supplier by the ES WWOL Supplier Manager.

5.3	Sun will provide all relevant documents listed in Exhibits B and C-1 to Supplier.

6.0	Reporting

6.1	Reporting requirements may change in accordance with business requirements. Supplier shall be able to generate and provide to Sun a report that details turnaround time exception data that includes a list of late shipments and causes, reported monthly.

6.2	Additional reports, the format of which will be mutually agreed upon, may be required if Supplier’s performance falls below 95% performance on delivery or quality.

6.3	Supplier will provide updates to the following items associated with Repair Services, if applicable, as part of the regularly scheduled meetings between Sun and Supplier.

a.	State of the Supplier’s business;
b.	Any planned expansions, additions or moves;
c.	Any new state of the art processes being implemented;
d.	Additional capabilities;
e.	ISO 9000 certification plan achievement;
f.	Training for service, both internal and external (Supplier’s contractors); and
g.	Business accomplishments

7.0	Price

7.1	There shall be no charge to Sun for any Repair Service (including, but not limited to, labor, material testing or packaging) during the warranty period.

7.2	All costs for out of warranty repair prices, including but not limited to labor, material, testing and packaging, are as shown in Exhibit B-5.

7.3	Repair prices shall not increase for at least one (1) year from termination of the warranty period for the first order of production level units of Product shipped to Sun under this Agreement. Any subsequent change in pricing shall require written notification to Sun. Any increase will require notification ninety (90) days prior to the effective date and must include justification for the increase.

7.4	FRU pricing and shipping points are set forth in Exhibit B-5.

8.0	Payment

8.1	Sun shall be liable to pay only for Repair Services, FRUs and DRUB ordered by and invoiced directly to Sun. Sun shall not be liable to pay for any Repair Services, FRUs and DRUs ordered by DC’s or TPRS’s. Supplier shall determine the creditworthiness of any named DC or TPRS and, with price, quality, warranty and leadtimes determined by this Agreement, shall arrange credit and other terms directly with such DC’s or TPRS’s. Repair Services ordered by DC’s or TPRS’s for Products shall be added to Sun’s cumulative volume of Repair Services.

8.2	Sun’s purchase order number, Product serial number, RMA number, or other required reference numbers- shall be clearly identified on all correspondence, shipment, and invoice documentation associated with Repair Services.

9.0	Freight and Import/Export Fees

9.1	Freight and Import/Export Fees—In Warranty Products. Sun shall pay all freight and associated costs of shipment of defective Product to Supplier. Supplier shall pay all freight charges, duty, taxes, customs and/or brokerage fees for the shipment of the Repaired or Replacement Product to Sun. All

Enterprise Services – Global Support Operations Corporate Supply Exhibit B – September 21, 1999 HP/ff 60342482v1	3	July 16, 2002 ff/CS Mitac International Corporation

repaired or Replacement Product shall be shipped 2-day air or equivalent method to arrive at its final ‘ destination within two (2) days after shipment by Supplier, provided however that Repaired or Replacement Product shipped from Supplier’s Taiwan facility will be shipped on the next available flight.

9.2	Freight and Import/Export Fees—Out of Warranty Products. Supplier shall pay all freight charges, duty, taxes, customs and/or brokerage fees for shipment of the repaired or Replacement products to Sun. All Repaired or Replacement Product shall be shipped 2-day air or equivalent method to arrive at its final destination within two (2) days after shipment by Supplier; provided however that Repaired or Replacement Product shipped from Supplier’s Taiwan facility will be shipped on the next available flight. Sun shall pay all freight charges and related costs of shipment for out of warranty Products to Supplier.

9.3	Expedited Transportation. All Product, whether in or out of warranty, which is past due from the date established by the RMA and tracked in the purchase order shall be shipped by the most expeditious method at Supplier’s expense.

10.0 Repair Warranty

10.1	All R-3mepaired or Replacement Products shall be warranted by Supplier to perform in accordance with the applicable Product Specification agreed to in writing by the Supplier and Sun, and shall be free from defects in material and workmanship as follows:

a.	In warranty: six (6) months from the date of receipt by Sun or for the remainder of the original Product warranty, whichever is greater.

b.	Out of warranty: three (3) months from the date of receipt by Sun.

10.2	Manufacturers’ Warranties (This provision is applicable primarily to turnkey suppliers)

Manufacturers’ Warranties shall mean the -warranty terms and conditions, whether. negotiated by Supplier or Sun, for all Product parts purchased by Supplier. Supplier shall either obtain the rights to pass through and shall pass through to Sun all Manufacturers’ Warranties as part of the warranty provisions hereunder, or accept warranty returns from Sun and administer such returns on Sun’s behalf. Where Supplier negotiates the Manufacturer’s Warranty, Supplier agrees to use its reasonable efforts to secure the most favorable warranty provisions that the Manufacturer offers to its best customers. Supplier agrees to furnish to Sun the text of all Manufacturers’ Warranties terms upon Sun’s request, including a list of Supplier’s applicable worldwide repair/exchange locations.

11.0	NTF’s (In and Out of Warranty)

11.1	NTF charges set forth in Exhibit B-4 will apply only in the event that the number of units determined to be NTF exceeds twenty-five percent (25%) of the total returned to Supplier for repair over a period of time pertaining to a specific Product or Product family, and agreed upon by Sun and Supplier in writing.

11.2	Regardless of whether or not a Product is determined to be NTF or repaired, it must be upgraded to a revision level accepted by Sun. NTF charges do not include the cost of upgrading any Product to a revision level agreed upon by Sun and Supplier.

12.0	Inventory Management

12.1	Supplier shall follow adequate procedures for the proper control of Sun inventory. Record keeping shall-include, but not be limited to, the maintenance of accurate, updated records of the Sun inventory and the use of an inventory tracking system that measures physical inventories, cycle counting, and other adjustments to maintain accuracy.

Enterprise Services – Global Support Operations Corporate Supply Exhibit B – September 21, 1999 HP/ff 60342482v1	4	July 16, 2002 ff/CS Mitac International Corporation

12.2	Cycle count results shall be reported by Supplier to Sun within two (2) working days after Sun’s initial request.

12.3	Supplier shall be responsible for all Product inventory variances. If Supplier is unable to reconcile any inventory variance for Products in Supplier’s possession, Supplier shall be liable for the unaccounted inventory and will: (i) provide Sun a like unit or, (ii) upon Sun’s agreement, give Sun full credit for Sun’s replacement cost of the missing item within thirty (30) days after discovery of the variance.

12.4	Supplier shall be responsible and bear the risk of loss for any test equipment, system hardware, and/or bailed materials provided by Sun in support of Product repair. If Supplier is unable to reconcile any variance in such equipment and/or material, Supplier shall be liable for the unaccounted equipment and will provide Sun a full credit for Sun’s replacement cost of the missing item within thirty (30) days after discovery of the variance.

Supplier shall use its best efforts to provide Sun with a list of all its requirements for equipment unique to Sun’s Products ninety (90) days prior to initiating Product repair support.

13.0	Third Party Repair

13.1	Sun and Supplier agree that Sun or Sun’s TPRS’s have the right to repair Product and/or FRUs.

132	Supplier agrees to fully authorize and, if required provide at no cost to Sun or its TPRS’s, a royalty free license to enable Sun or Sun approved TPRS’s to perform repair services at no charge to Sun or its TPRS’s, when:

a.	it is mutually beneficial to Sun and the Supplier, or

b.	Supplier is in default due to failure to meet Sun’s delivery or quality targets consistently over a six (6) month period of time; or

c.	Sun, in its sole opinion, has determined that Supplier’s pricing is no longer cost competitive.

13.3	In the event that Supplier has authorized or licensed Sun’s TPRS’s identified in Exhibit B-3 to perform in-warranty repairs on Supplier’s behalf, Supplier and TPRS will negotiate in good faith reasonable reimbursement costs to such TPRS’s.

13.4	Upon Sun’s request, Supplier agrees to: (i) furnish Sun or Sun’s TPRS’s with all test/debug diagnostics procedures and all documentation required to repair Product, (ii) make available to Sun any special tools, fixtures, test equipment and proprietary parts required to repair Product, and (iii) bring repaired Product up to the current Product Specification level.

13.5	Supplier shall provide to Sun a BOM for each FRU identified in Exhibit B-5 within thirty (30) days after authorization or licensing of a TPRS. This list shall include all parts which Supplier, in its reasonable opinion, has determined are most likely to fail and require replacement through repair, as well as the prices and leadtimes for each item. Parts available commercially will be identified with a full description, including, but not limited to, original manufacturer’s part number and description, and shall be made available to Sun at Supplier’s contract pricing, leadtimes and any end of life purchase provisions negotiated by Supplier and Supplier’s vendors.

13.6	Supplier will, at no charge, provide appropriate technical support and training regarding Repair Services for the Products to Sun and/or Sun’s TPRS’s. Such support and training shall be provided when needed by Sun and/or the TPRS’s in the event (i) a new Product is introduced to the Repair Service and/or (ii) a new TPRS is being qualified by Sun and/or authorized by Supplier, to enable Sun’s TPRS’s to perform Repair Services to like new condition.

14.0	Notices

Any required notices or changes as outlined in this Exhibit B and Exhibit C-1 shall be sent in writing to Sun at:

Enterprise Services – Global Support Operations Corporate Supply Exhibit B – September 21, 1999 HP/ff 60342482v1	5	July 16, 2002 ff/CS Mitac International Corporation

Sun Microsystems, Inc.	Supplier:	Johnson Wang
500 Eldorado Blvd., M/S UBRM03-151		Mitac International Corporation
Broomfield, CO 80021		Science-Based Industrial Park
1, R & D Road 2, Hsinchu
Attention: Supplier Management		Taiwan, R.O.C.
email: Johnson.Wang@mic.com.tw
____________________________		Ph: 886-3-5645850, ext. 4620

15.0	Insurance

At its sole cost and expense, Supplier shall carry and maintain insurance as follows:

15.1	Commercial General Liability Insurance covering all operations of Supplier, including but not limited to, products, completed operations and contractual liability, against claims for personal and bodily injury and property damage with a combined single limit of two million U.S. dollars ($2,000,000).

15.2	Workers Compensation Insurance as required, and with limits to be governed by, the laws of the states or countries in which work is performed, with Employers’ Liability Coverage with a limit of not less than five hundred thousand U.S. dollars ($500,000) in the United States and the legally required limits in other jurisdictions.

15.3	Automobile Liability Insurance covering bodily injury and property damage arising out of the use by, or on behalf of Supplier, its agents and employees of any owned, non owned or hired automobile with combined single limits not less than one million U.S. dollars ($1,000,000).

15.4	“All Risks” Property Insurance which covers (a) “Supplier’s Equipment” (defined as any equipment owned, leased or used by Supplier to perform work or provide services under this Agreement) and ,(b) “Sun Property” (defined as property in the care, custody and/or control of Supplier which is owned by Sun, including but not limited to materials in transit to and from Sun facilities). This insurance must (a) provide coverage on a replacement cost basis, (b) include a Waiver of Subrogation for the benefit of Sun, its subsidiary and affiliated companies, directors, officers, employees and agents with respect to any loss or damage to Supplier’s Equipment and (c) name Sun as a Loss Payee with respect to any loss or damage to Sun Property.

Supplier shall provide Sun with a Certificate of Insurance showing that the foregoing insurance policies are in full force and effect and shall name Sun as an additional insured on all liability policies, except 15.2 above. Supplier shall give Sun thirty (30) days written notice before the policy or policies are cancelled or materially altered.

16.0	Assignment

Supplier shall give Sun ninety (90) days written notice of its intent to assign any rights, duties or obligations under this Agreement Any such rights, duties or obligations may not be assigned in whole or in part without Sun’s prior written consent. Sun’s consent shall not be given until and unless Supplier demonstrates to Sun’s satisfaction that Supplier’s obligations hereunder will be maintained during and after the assignment, and that the :assignee is. capable of meeting the terms and conditions of this Agreement It is Supplier’s responsibility to ensure that the service levels of this Agreement which have been assigned or subsequently transferred to an assignee for each Product listed in Exhibit B-5 are met throughout the remainder of the Support Period.

17.0	Disengagement

In the event any Sun Office chooses to discontinue the use of Supplier’s Repair Services, the following provisions shall apply:

Enterprise Services – Global Support Operations Corporate Supply Exhibit B – September 21, 1999 HP/ff 60342482v1	6	July 16, 2002 ff/CS Mitac International Corporation

17.1	Supplier shall complete the Repair Service for all Products delivered to Supplier for repair on or before the repair completion date specified in the Sun Office’s discontinuance notice and shall return all Repaired or Replacement Products to the appropriate Sun or Sun authorized DC or TPRS in accordance with the terms of this Exhibit. Returns must be completed prior to the effective date of discontinuance; and

17.2	Supplier shall appropriately manage and maintain all Products delivered to Supplier for Repair Service after the repair completion date. Supplier shall store all such Products in a secure, dry, enclosed and segregated area for shipment to Sun on or before the actual date of discontinuance; and

17.3	The Sun-Office(s) shall have no further liability of any kind to Supplier, except to make payment for Repair Services then owing.

18.0	Extension of Rights and Privileges

Supplier shall extend the same rights and privileges provided hereunder to DCs and TPRSs.

19.0	Support

19.1	Technical Support. Supplier shall provide all necessary backline technical support to Sun Customer Technical Escalation (CTE) at no additional cost to Sun.

19.2	Product Design and Quality Issue Resolution. Supplier shall implement a quality assurance process to ensure that its Products meet Sun’s quality requirements (Exhibit C). Should a quality problem arise in the field, Supplier’s service organization shall respond and work with Sun Enterprise Services through the complete resolution of the problem in order to remedy such defect to the mutual satisfaction of Sun Enterprise Services and Supplier. This shall include, but not be limited to, providing parts and labor at Supplier’s expense to repair/replace the affected Products. The parties agree to negotiate in good faith a plan and resolution for each individual occurrence. Supplier shall support fix-on-failure or proactive swap-out of Products as needed through increasing buffer stocks at Sun Enterprise Service’s designated locations and Supplier shall reimburse Sun Enterprise Services for all actual costs incurred.

Enterprise Services – Global Support Operations Corporate Supply Exhibit B – September 21, 1999 HP/ff 60342482v1	7	July 16, 2002 ff/CS Mitac International Corporation

Exhibit B-1

Supplier’s Repair Facilities

Taiwan

Mitac International Corporation

No. 1, R&D Road II, Hsinchu Science-Based Industrial Park

Hsinchu, Taiwan, RO.C.

Contact: Leo Chang

Tel: 886-3-5779250, ext 4605

Fax: 886-3-5781245

email: leo.chang@mic.com.tw

China

Mitac Distribution & Service Co., Ltd.

No. 129, Fute North Road, Waigaoqiao Free Trade Zone,

Shanghai Z1P:200131

Contact Johnson Wang

Tel: 86-21-5868-1198, ext. 2000

Fax: 86-21-5868-1196

email: johnson.wang@mic.com.tw

U.S.

Synnex Information Technologies, Inc.

42001 Christy Street, Dock #4-6

Fremont, CA 94538, U.S.A.

Contact: Louis Danis

Tel: 510-668-3830

Fax: 510-668-3964

email: louisd@synnex.com

UK

Synnex Information Technology (UK) Ltd.

Synnex House, Nedge Hill

Telford Shropshire TF3 3AH

Contact: Ian Adams

Tel: 44-1952-207345

Fax: 44-1952-207272

email: ian.adams@synnexuk.com

Enterprise Services – Global Support Operations Corporate Supply Exhibit B – September 21, 1999 HP/ff 60342482v1	8	July 16, 2002 ff/CS Mitac International Corporation

Exhibit B-2

Sun Enterprice Services Offices and Distribution Centers

Country	City	Shipping Address	Billing to Entity / Address	Invoice Mailing Address

Americas

USA		Decision One (West) 2323 Industrial Pkwy West Hayward, CA 94545 USA Contact Nancy Turner Ph : (800) 345-7950 Fax: 510-266-3061	Decision One (West) 2323 Industrial Pkwy West Hayward, CA 94545 USA Contact Nancy Turner Ph : (800) 345-7950 Fax: 510-266-3061	Decision One (West) 2323 Industrial Pkwy West Hayward, CA 94545 USA Contact Nancy Turner Ph : (800) 345-7950 Fax: 510-266-3061

Europe/Middle East/Africa (EMEA)

UK		Celestica Limited Castle Farm Campus Priorslee, Telford Shropshire TF2 9SA, England Ph : +44 1952 299000	Celestica Limited Castle Farm Campus Priorslee, Telford Shropshire TF2 9SA, England Ph : +44 1952 299000	Celestica Limited Castle Farm Campus Priorslee, Telford Shropshire TF2 9SA, England Ph : +44 1952 299000

Asia/Pacific (APAC)

Japan	Tokyo	Sun Microsystems KK Atsugi CS Centre 3147 Sakai, Atsugi City Kanagawa Prefecture 243-0022 Japan	Nihon Sun Microsystems KK SBS Tower 21 F 4-10-1 Yoga Setagaya-ku Tokyo 1580081 Japan Attention : Finance Dept.	Nihon Sum Microsystems KK c/o PCS Peripherals Pte Ltd 23 Senoko South Road Singapore 758080 Attention : Finance Dept.

Singapore	Singapore	Sun Microsystems Pte Ltd c/o DHL International (S) Pte Ltd No: 9, Tai Seng Drive #04-01 HESHE Building, Singapore	Sun Microsystems Pte Ltd 1 Magazine Road #07-01/13 Central Mall Singapore 059567 Attention : Ms Tay Peng Ching	Sun Microsystems Pte Ltd c/o PCS Peripherals Pte Ltd 23 Senoko South Road Singapore 758080 Attention : Finance Dept.

China (Greater China)	Beijing	Beijing OSIC Computer Workstation S.C. 3FL No. 105 Lize Middle Garden Wangjing, Chaoyang District Beijing P.R. China, Postcode 100102	Sun Microsystems Pte Ltd 1 Magazine Road #07-01/13 Central Mall Singapore 059567 Attention : Ms Tay Peng Ching	Sun Microsystems Pte Ltd c/o PCS Peripherals Pte Ltd 23 Senoko South Road Singapore 758080 Attention : Finance Dept.

Enterprise Services Global Support Operations Corporate Supply Exhibit B – September 21, 1999 HP/ff 60342482v1	9	July 16, 2002 ff/CS Mitac International Corporation

Country	City	Shipping Address	Billing to Entity / Address	Invoice Mailing Address
China (Greater China)	Hong Kong	Microsystems of California Ltd. c/o DHL International (Hong Kong) Ltd Global Gateway, 3rd Floor Unit 1 & 2 168 Yeung Uk Road Tsuen Wan New Territories, Hong Kong	Sun Microsystems Pte Ltd 1 Magazine Road #07-01/13 Central Mall Singapore 059567 Attention: Ms Tay Peng Ching	Sun Microsystems Pte Ltd c/o PCS Peripherals Pte Ltd 23 Senoko South Road Singapore 758080 Attention: Finance Dept.

India	Banglaore	Sun Microsystems India PVT. Ltd c/o Rolex Logistics International Unit: Central Logistics Centre – Sun Microsystems #8 Palm Grove, Victoria Layout Austin Town Banglaore – 5600047 Banglaore, India	Sun Microsystems Pte Ltd 1 Magazine Road #07-01/13 Central Mall Singapore 059567 Attention: Ms Tay Peng Ching	Sun Microsystems Pte Ltd c/o PCS Peripherals Pte Ltd 23 Senoko South Road Singapore 758080 Attention: Finance Dept.

Korea	Seoul	Sun Microsystems Korea Ltd. c/o Samwon Int Co. 29-2,6-Ka, Yangpyong-Dong Youngdeungpo-Ku Seoul, Korea	Sun Microsystems Pte Ltd 1 Magazine Road #07-01/13 Central Mall Singapore 059567 Attention: Ms Tay Peng Ching	Sun Microsystems Pte Ltd c/o PCS Peripherals Pte Ltd 23 Senoko South Road Singapore 758080 Attention: Finance Dept.

Malaysia	Kuala Lumpur	Sun Microsystems Pte. Ltd. c/o Sitt Tatt Logistics 43-44 Lengkuk Keluli 1 Kawasan Perindustrian Bukit Raja Selatan (Bukit Raja South Industrial Area) Seksyen 7, 40000 Shah Alam	Sun Microsystems Pte Ltd 1 Magazine Road #07-01/13 Central Mall Singapore 059567 Attention: Ms Tay Peng Ching	Sun Microsystems Pte Ltd c/o PCS Peripherals Pte Ltd 23 Senoko South Road Singapore 758080 Attention: Finance Dept.

Taiwan	Taipei	Sun Microsystems Taiwan c/a Amigo Logistics Corporation No.18, Ding-Hwu 5 St. Kuei-Shan, Tao-Yuan, Taiwan R.O.C.	Sun Microsystems Pte Ltd 1 Magazine Road #07-01/13 Central Mall Singapore 059567 Attention: Ms Tay Peng Ching	Sun Microsystems Pte Ltd c/o PCS Peripherals Pte Ltd 23 Senoko South Road Singapore 758080 Attention: Finance Dept.

Enterprise Services –Global Support Operations Corporate Supply Exhibit B – September 21, 1999 HP/ff 60342482v1	10	July 16, 2002 ff/CS Mitac International Corporation

Country	City	Shipping Address	Billing to Entity / Address	Invoice Mailing Address
Thailand	Bangkok	Sun Microsystems Pte. Ltd. c/o Eagle Global Logistics (TH) Limited 313 Soi Chockchaijongjamroen, Rama 3 Rd. Bangpongpang,Yannawa, Bangkok 10120, Thailand	Sun Microsystems Pte Ltd 1 Magazine Road #07-01/13 Central Mall Singapore 059567 Attention: Ms Tay Peng Ching	Sun Microsystems Pte Ltd c/o PCS Peripherals Pte Ltd 23 Senoko South Road Singapore 758080 Attention: Finance Dept.

Australia	Sydney	Sun Microsystems c/o DHL International (Aust) Pty Ltd Unit 20, Discovery Cove Industrial Estate 1801 Botany Road, Botany Sydney 2019 NSW Australia Attention: Steve Partridge	Sun Microsystems Pte Ltd 1 Magazine Road #07-01/13 Central Mall Singapore 059567 Attention: Ms Tay Peng Ching	Sun Microsystems Pte Ltd c/o PCS Peripherals Pte Ltd 23 Senoko South Road Singapore 758080 Attention: Finance Dept.

New Zealand	Aukland	Sun Microsystems c/o DHL International (N.Z.) Ltd. Cnr Laurence Stevens & Hape Drive Auckland International Airport Auckland, NZ	Sun Microsystems Pte Ltd 1 Magazine Road #07-01/13 Central Mall Singapore 059567 Attention: Ms Tay Peng Ching	Sun Microsystems Pte Ltd c/o PCS Peripherals Pte Ltd 23 Senoko South Road Singapore 758080 Attention: Finance Dept.

Enterprise Services –Global Support Operations Corporate Supply Exhibit B – September 21, 1999 HP/ff 60342482v1	11	July 16, 2002 ff/CS Mitac International Corporation

Exhibit B-3

Sun Enterprise Services Third Party Repair Suppliers

Celestica Japan Repair Services Inc.

450-3 Higashi Shinmachi

OTA-SHI, Gunma-Pre

Japan 373-0015

Contact: Y Kawashima

Email: yuji_kawashima@celestica.com

Ph : 81-2-7637-6711

Enterprise Services – Global Support Operations Corporate Supply Exhibit B – September 21, 1999 HP/ff 60342482v1	12	July 16, 2002 ff/CS Mitac International Corporation

Exhibit B-4

NTF Charges

The NTF charges are as follows:

$20 Motherboard

$20 Hard Disk Drive

$ 5 Power Supplies

$ 5 Floppy Drive

$5 CDROM

$40 FJ-lite system level

Enterprise Services – Global Support Operations Corporate Supply Exhibit B – September 21, 1999 HP/ff 60342482v1	1	July 16, 2002 ff/CS Mitac International Corporation

Exhibit B-5

Out of Warranty Pricing

(Refer to attached file)

Enterprise Services – Global Support Operations Corporate Supply Exhibit B – September 21, 1999 HP/ff 60342482v1	2	Rev. July 16, 2002 ff/CS Mitac International Corporation

Exhibit B-5

Out of Warranty Repair Cost

Sun Part Number	Description	Repair Cost (Updated 7/02)	Freight Cost	TTL O.O.W. Pricing	Warranty Duration
DARWIN
F370-3159-01	FDD	Consumable	—	—	13 months
F370-3162-02	Power Supply	Consumable	—	—	13 months
F370-3168-01	Fan; Otter	Consumable	—	—	Non RMA Item
F370-3169-01	Fan; Sealion	Consumable	—	—	Non RMA Item
F370-3170-01	Speaker; Otter	Consumable	—	—	Non RMA Item
F370-3171-02	Power Supply	Consumable	—	—	Non RMA Item
F370-3176-01	HDD 4.3GB 4500RPM	Scrap	—	—	13 months
F370-3196-03	Riser Card; Otter	Consumable	—	—	Non RMA Item
F370-3197-02	Riser Card	Consumable	—	—	Non RMA Item
F370-3198-01	DIMM 32MB 60NS	Scrap	—	—	13 months
F370-3199-01	DIMM 64MB 60NS	Consumable	—	—	13 months
F370-3200-01	DIMM 128MB 60NS	Scrap	—	—	13 months
F370-3201-01	DIMM 256MB 60NS	Scrap	—	—	13 months
F370-3264-01	Speaker; Sealion	Consumable	—	—	Non RMA Item
F370-3266-01	Cable Kit; Otter	Consumable	—	—	Non RMA Item
F370-3267-02	Cable Kit; Sealion	Consumable	—	—	Non RMA Item
F370-3319-01	CD ROM 24X	Scrap	—	—	13 months
F370-3689-01	Front panel; Otter	Consumable	—	—	Non RMA Item
F370-3690-01	Front panel; Sealion	Consumable	—	—	Non RMA Item
F370-4101-01	CD FILLER	Scrap	—	—	Non RMA Item
F375-0009-10	Motherboard	$85.00	$10.00	$95.00	13 months
F501-5039-03	Sabre 270	Scrap	—	—	Non RMA Item
F501-5040-04	Sabre 300	Scrap	—	—	Non RMA Item
F501-5090-02	Sabre 333	Scrap	—	—	Non RMA Item
DARWIN+
F370-3692-01	HDD 4.3GB 5400RPM	Scrap	—	—	13 months
F370-3693-01	HDD 9.1GB	Scrap	—	—	13 months
F370-3694-02	CD ROM 32X	Scrap	—	—	13 months
F370-3721-01	HDD Bracket	Consumable	—	—	Non RMA Item
F370-3796-02	DIMM 32MB 50NS	Scrap	—	—	13 months
F370-3797-02	DIMM 64MB 50NS	Consumable	—	—	13 months
F370-3798-02	DIMM 128MB 50NS	Scrap	—	—	13 months
F370-3799-02	DIMM 256MB 50NS	Scrap	—	—	13 months
F375-0066-05	Motherboard	$85.00	$10.00	$95.00	13 months
F501-5222-02	Sabre 360	Scrap	—	—	Non RMA Item
EINSTEIN
F370-3863-02	HDD 8.4GB	Scrap	—	—	13 months
F370-3982-01	U10 Riser Card w/Stif	Consumable	—	—	Non RMA Item
F370-4212-01	FRU, SPEAKER, ULTRA	Consumable	—	—	Non RMA Item
F375-0079-06	Motherboard	$85.00	$10.00	$95.00	13 months
F375-0115-05	Motherboard	$85.00	$10.00	$95.00	13 months
F501-5148-04	Sapphire 360	Scrap	—	—	Non RMA Item
F501-5149-08	Sapphire 440	Scrap	—	—	Non RMA Item
F501-5150-06	Sapphire 480	Scrap	—	—	Non RMA Item
F501-5568-02	Sapphire 333	Scrap	—	—	Non RMA Item
F501-5741/42-01	Sapphire 400	Scrap	—	—	Non RMA Item
F525-1817-01	NVRAM	Consumable	—	—	Non RMA Item
F540-4228-01	U10 Riser Card w/Stif & Bra	Consumable	—	—	Non RMA Item
EINSTEIN REFRESH
F370-4325-01	POWER SUPPLY 250W A-PFC	Consumable	—	—	Non RMA Item
F370-4326-01	POWER SUPPLY 250W A-PFC	Consumable	—	—	Non RMA Item
F370-4327-01/02/03	HARD DISK DRIVE, 20GB, (ST320011A)	Scrap	—	—	13 months
F370-4353-02	FRU, 48XCD, BEIGE BEZEL	Consumable	—	—	13 months
F375-3060-01	FRU; MB Einstein-R	$85.00	$10.00	$95.00	13 months
F240-4142-01	FRU; EMI Clip, Einstein-R	Consumable	—	—	Non RMA Item
F370-4995-01	FRU; U10 EMI Cable Kit	Consumable	—	—	Non RMA Item
PENGUIN
F370-3800-01	PCI,64M, DIM, PC100, SDRAM	Scrap	—	—	13 months
F370-3801-01	PCI,128M, DIM, PC100, SDRAM	Scrap	—	—	13 months
F375-0075-02	OEM BOARD SUNPCI 64MB 300M	$85.00	$10.00	$95.00	13 months
PENGUIN
F375-0095-02	OEM BOARD SUNPCI 64MB 400M	$85.00	$10.00	$95.00	13 months

Enterprise Services – Global Support Operations Corporate Supply Exhibit B – September 21, 1999 HP/ff 60342482v1	1	Rev. July 16, 2002 ff/CS Mitac International Corporation

Out of Warranty Repair Cost

Sun Part Number	Description	Repair Cost (Updated 7/02)	Freight Cost	TTL O.O.W. Pricing	Warranty Duration
CORONA
F380-0428-02/03	MAIN UNIT, CORONA	Scrap	—	—	36 months
F600-6166-02	SYSTEM, CORONA	Scrap	—	—	36 months
ANDROMEDA
F370-3918-01	BASE, CORONA	Consumable	—	—	Non RMA Item
F380-0299-08/09	MAIN UNIT, ANDROMERA	Scrap	—	—	36 months
F600-6166-04	SYSTEM, ANDROMERA	Scrap	—	—	36 months
CHIMERA
F370-4294-01	FRU, ASSY, SUN PC12, 128MB MEM	Consumable	—	—	13 months
F375-0131-03	ASSY, SUNPCI VER2, 64M	$80.00	$10.00	$90.00	13 months
CHIMERA+
F370-4295-01	FRU, ASSY, SUN PC12, 256MB MEM	Scrap	—	—	13 months
F370-4430-01	FRU, ASSY, SUN PC12+, 512MB MEM	Scrap	—	—	13 months
F375-3051-02	ASSY, SUNPCI VER2+, 128M	$80.00	$10.00	$90.00	13 months
TOPDOG
F375-0088-04	ASSY, PKG, TOPDOG, 300	$80.00	$10.00	$90.00	13 months
GROVER
F100-6471-05	HUMMINGBIRD 500 with HEATSINK	Scrap	—	—	13 months
F100-6889-01	NVRAM	Consumable	—	—	Non RMA Item
F100-7270-01	DMOS5 w/heatsink and washer	Scrap	—	—	13 months
F100-7270-02	HPTXZ w/heatsink and washer	Scrap	—	—	13 months
F370-3933-05	SMART CARD READER	Consumable	—	—	Non RMA Item
F370-4149-01	MEMORY 128 MB	Scrap	—	—	13 months
F370-4150-01	MEMORY 256MB	Scrap	—	—	13 months
F370-4151-01	MEMORY 512MB	Scrap	—	—	13 months
F370-4152-01	CD ROM 48X	Consumable	—	—	13 months
F370-4153-01	DVD 12X	Scrap	—	—	13 months
F370-4154-01	HDD 15GB	Scrap	—	—	13 months
F370-4206-01	POWER SUPPLY	Scrap	—	—	13 months
F370-4207-01	FAN	Consumable	—	—	Non RMA Item
F370-4208-01	RISER CARD	Consumable	—	—	13 months
F370-4209-01	CABLE KIT	Consumable	—	—	13 months
F370-4210-01	POWER SWITCH	Consumable	—	—	13 months
F370-4211-01	FDD	Scrap	—	—	13 months
F370-4293-01	SPEAKER	Consumable	—	—	13 months
F370-4439-01	16X DVD, GROVER REFRESH	Scrap	—	—	13 months
F375-0096-07	Motherboard	$80.00	$10.00	$90.00	13 months
F375-3061-02	Motherboard	$80.00	$10.00	$90.00	13 months
F375-3123-01	Motherboard	$80.00	$10.00	$90.00	13 months
F798-3653-01	FRU	Consumable	—	—	13 months
BIRDSNEST LITE
F375-0128-02	MOTHER BOARD	$80.00	$10.00	$90.00	12 months
F375-0138-03	PMC CARD	Consumable	—	—	12 months
FLAPJACK2
F100-6889-01	NV RAM	Consumable	—	—	13 months
F240-3953-01	FRONT FLANGE ASSY	Consumable	—	—	13 months
F300-1488-03	POWER SUPPLY AC	Scrap	—	—	13 months
F300-1489-02	POWER SUPPLY DC	Scrap	—	—	13 months
F330-3189-01	PCI SLIDING RETAINER	Consumable	—	—	13 months
F340-6830-01	PCI BLANKING PANEL	Consumable	—	—	13 months
F340-6839-01	DRIVE BAY PANELS	Consumable	—	—	13 months
F340-6840-01	PCI FIXING BRACKET	Consumable	—	—	13 months
F370-4237-01	MEMORY 256MB	Scrap	—	—	13 months
F370-4278-01	CD ROM 24X	Scrap	—	—	13 months
F370-4281-01	MEMORY 512MB	Scrap	—	—	13 months
F370-4284-01	FAN	Consumable	—	—	13 months
F370-4285-02	SMART CARD	Consumable	—	—	13 months
F370-4290-01	SMART CARD READER + LED	Consumable	—	—	13 months
F370-4344-01	CD ROM CABLE + PADDLE BOARD	Consumable	—	—	13 months
F370-4352-01	Impingement Fan (Heatsink)	Consumable	—	—	13 months
F375-0132-03	Motherboard	$115.00	$10.00	$125.00	13 months
F530-3023-01	SMART CARD CABLE	Consumable	—	—	13 months
F540-2093-01	CABLE FOR QFE	Consumable	—	—	13 months
F540-4742-01	FRONT BEZEL	Consumable	—	—	13 months
F540-4757-01	TOP COVER W/CAPTIVE SCREW	Consumable	—	—	13 months

Enterprise Sevices – Global Support Operations Corporate Supply Exhibit B – September 21, 1999 HP/ff 60342482vl	2	Rev. July 16, 2002 ff/CS Mitac International Corporation

Out of Warranty Repair Cost
Sun Part Number	Description	Repair Cost (Updated 7/02)	Freight Cost	TTL O.O.W. Pricing	Warranty Duration
F540-5014-01	DVD ROM	Scrap	—	—	13 months
F560-2570-01	SPARE, SERIAL CONN KIT	Consumable	—	—	13 months

FLAP JACK LITE 400
F370-4289-01	SDRAM, 128MB	Scrap	—	—	13 months
F370-4365-01	HDD, 20GB	Scrap	—	—	13 months
F600-7084-02	ASSY, 400MHZ, 128MB, 20GB, AC	$194.00	$25.00	$219.00	13 months
F600-7085-02	ASSY, 400MHZ, 512MB, 20GB, AC	$198.00	$25.00	$223.00	13 months
F600-7097-02	ASSY, 400MHZ, 1GB,2* 20GB, AC	$223.00	$25.00	$248.00	13 months
F600-7395-01	ASSY, 400MHZ, 2GB,2* 20GB, AC	$214.00	$25.00	$239.00	13 months

FLAPJACK LITE 500
F370-4419-01	HDD, 40GB	Scrap	—	—	13 months
F600-7295-01	ASSY, 500MHZ, 128MB, 40GB, AC	$205.00	$25.00	$230.00	13 months
F600-7296-01	ASSY, 500MHZ, 512MB, 40GB, AC	$209.00	$25.00	$234.00	13 months
F600-7297-01	ASSY, 500MHZ, 1GB,2* 40GB, AC	$215.00	$25.00	$240.00	13 months
F600-7298-01	ASSY, 500MHZ, 2GB,2* 40GB, AC	$248.00	$25.00	$273.00	13 months

FLAPJACK LITE CD 500
600-7881-01	ASSY, 500MHZ, 128MB, 40GB, AC	$205.00	$25.00	$230.00	13 months
600-7882-01	ASSY, 500MHZ, 512MB, 40GB, AC	$209.00	$25.00	$234.00	13 months
600-7883-01	ASSY, 500MHZ, 1GB,2* 40GB, AC	$237.00	$25.00	$262.00	13 months
600-7884-01	ASSY, 500MHZ, 2GB,2* 40GB, AC	$248.00	$25.00	$273.00	13 months

Guava FRU PRICE
F370-4362-02	ASSY, VGA/GRAPHIC CARD, GUAVA	Scrap	—	—	13 months

Indy 500 DAS FRU PRICE
F540-5199-01	ASY, NETRA SVC PROCESSOR, S/W Indy500-DAS	$209.00	$25.00	$234.00	13 months

Note: Pricings do not include

1.  additional rework related to ECO rework issued by Sun.

2.  FRUs returned to Mitac with parts missing that Mitac has to replace as a result.

Enterprise Services – Global Support Operations Corporate Supply Exhibit B – September 21, 1999 HP/ff 60342482v1	3	Rev. July 16, 2002 ff/CS Mitac International Corporation

EXHIBIT C-1

CUSTOMER SUPPORT QUALITY REQUIREMENT

1.0	Purpose

This exhibit defines Sun’s requirements for Supplier’s repair quality program and Supplier’s responsibilities for testing and repairing Products for Sun. This document will be used in conjunction with Exhibits B and C. For the purpose of this Exhibit C-1, Sun shall mean Sun’s Enterprise Services Division.

2.0	Scope

This exhibit describes Sun’s quality requirements for worldwide repair of Product either by Supplier or by Supplier’s authorized third party(ies). Sun’s goal is to receive Products from Supplier which are defect free, therefore Sun will measure Supplier to an average monthly or quarterly yield of 99.8%. This exhibit specifies the Supplier processes required in support of this goal.

3.0	Applicable Documents

Title:	Sun Part Number:
Engineering Specification for Part Identification Label	950-1419-XX
Bar Code Marking Standard for Field Replaceable Units	950-1037-XX
WWOL Labeling and Packaging Procedure for Repaired FRUs	910-2640-XX
WWOPS: Global Cosmetics Quality and Workmanship Standards	923-2001-XX
Supplier Repair Data Reporting Specification	ENG0008
Worldwide Multiple Return Policy	EN00009

4.0	Supplier Process Requirements

4.1	Labeling / Packaging

Supplier shall comply with the requirements specified in 950-1419-XX “Engineering Specification for Part Identification Label,” 950-1037-XX “Bar Code Marking Standard for Field Replaceable Units” and 9102640-XX “WWOL Labeling and Packaging Procedure for Repaired FRUs” for all reworked/repaired FRUs or new units shipped to replace field failures.

4.2	Cosmetics

Supplier shall comply with the requirements specified in 923-2001-XX “WWOPS: Global Cosmetics Quality and Workmanship Standards.”

4.3	Functional Performance

Functional performance is defined in the Specifications corresponding to the Sun FRU part numbers identified in Exhibit B-5 or in the system level specifications.

4.4	Self Surveillance

Supplier shall implement, within its facility, a means of tracking, analyzing, and continuously improving post process quality results, subject to approval by Sun. This may take the form of final inspection or end of line/out of box audit Results will be reported at least monthly as defined in Section 4.10. Supplier will correlate results to all other pertinent data including source/receiving inspection results provided by Sun, and

Enterprise Services — Global Support Operations July 7, 1999 60342482v1	1	Mitac International Corporation December 20, 2000 ff/KT

multiple returns and take appropriate corrective actions.

4.5	Multiple Returns

Supplier shall have the capability to recognize, monitor, analyze and take corrective action on returned Product which has previously been repaired by Supplier or Supplier authorized third party(ies). Sun and Supplier shall agree on a means to measure performance in this area and report as defined in Section 4.7.

For in warranty Product returned with a similar failure symptom reported by Sun or the Supplier’s testing for the third time, Sun shall have the option of requiring replacement of the defective unit at no cost to Sun.

4.6	Root Cause Failure Analysis

Supplier shall have the capability to perform root cause analysis and report findings in a timely manner, as stated in the request. Capability shall also exist which enables the effective capture and routing of Product requiring root cause analysis from identified defects or customer requests. Notification of the need for a root cause analysis may come from many sources, e.g. email, voice mail, fax and may come before or after authorization to return Product for repair.

4.7	Supplier Corrective Action Request (SCAR)

Supplier shall maintain a Closed Loop Corrective Action (CLCA) process for reactive events (defects) as well as continuous improvement efforts. Any Supplier Corrective Action Request (SCAR) issued by Sun will be addressed by Supplier within Supplier’s CLCA process. SCARs may be issued as a result of, but not limited to, an audit finding, quality defect, process failure. Supplier will respond to SCARS per the time frames specified in the SCAR.

4.8	Stop Ships and Purges

Supplier shall notify Sun in writing of any discrepancy in Product quality which may have a detrimental effect on previously shipped Product or result in a stop ship or purge. Supplier will make recommendations regarding the disposition of this material and Supplier agrees, at Sun’s request, to sort and rework all material at Sun locations, or make replacement material readily available for exchange. All costs associated with stop ship and purge activity, caused by Supplier, will be borne by Supplier.

4.9	Scrap

If Scrap costs are not the sole responsibility of Supplier, Supplier shall request approval for recommended disposition of material as scrap. All material that is pending disposition shall be segregated from good stock and placed in a holding location. Upon receipt of written instruction from Sun, Supplier shall:

a.	Ship the scrap Sun material to the Sun designated location; or

b.	Destroy said material and provide Sun a Certificate of Destruction.

4.10	Reports and Data

4.10.1   Supplier shall submit a monthly quality report covering three distinct categories:

    • Receiving and/or source inspection performed and reported by Sun.

    • Self surveillance by Supplier (see Section 4.4).

Enterprise Services — Global Support Operations July 7, 1999 60342482v1	2	Mitac International Corporation December 20, 2000 ff/KT

  • Multiple returns (see Section 4.5).

  For each of these categories, the report shall include:

  • Performance trend.

  • Pareto analysis of defects based on root cause determination.

  • Listing and status of suitable corrective actions, recovery plans and/or improvement plans.

  • Detail by serial number of defects and associated analysis.

Supplier is responsible for correlation analysis across the three categories in order to identify common issues. The report shall be summarized at the worldwide level and ‘delineated as appropriate to clearly identify areas requiring corrective action.

4.10.2    Supplier shall comply with the requirements specified in Supplier Repair Data Reporting Specification ENG0008.

4.10.3    If requested, Supplier shall provide additional available information for any given serial number.

4.11 Change	of Notification

4.11.1     Repair Process

In the event the Supplier desires to change the fundamental repair process in such a way that may impact form, fit, function, quality, reliability, serviceability, or safety, Supplier shall notify Sun in writing within a reasonable period (no less than 30 days) prior to the effectivity date. Examples of changes which require notification include but are not limited to:

  • Major test equipment or procedures

  • Major repair processes

  • Bum-in time of environment

  • Repair locations

  • Final acceptance criteria

  • Packaging

  • Relayout or relocation of a repair line within a facility

  • Cosmetic criteria

Supplier agrees to provide verbal notification to the Sun Supplier Engineer, within ten (10) working days of all other process changes that do not affect form, fit, function, serviceability or safety.

Supplier shall implement such changes in the process only if collected data verifies that quality and reliability levels would be sustained or improved. Said data will be made available for Sun review upon request.

4.11.2    Engineering Change Orders (ECOs)

Supplier shall have the capability to manage Engineering Change Orders (ECOs). This capability shall be managed throughout all repair and stocking locations and implemented in a timely manner. Supplier shall notify Sun in writing, at least thirty (30) days prior to implementing any change to the Product that may impact form, fit, function, quality, reliability, serviceability, or safety.

Upon Sun’s request, Supplier will provide documentation, tools and parts needed to implement ECOs

Enterprise Services — Global Support Operations July 7, 1999 60342482v1	3	Mitac International Corporation December 20, 2000 ff/KT

at Sun or Sun’s third party repair suppliers (TPRSs).

4.12	Process Commonality

Supplier shall have the capability to control and make common across ail repair locations, any and all processes that could affect Product quality or the fulfillment of Sun requirements. These processes may include but are not limited to:

• Configuration control

• Minimum acceptable level

• Test equipment and software

• Process instructions Labeling

• Closed loop corrective action (CLCA)

• Packaging

• Inspection criteria

• Finished goods and raw inventory planning

• ECO implementation

• Continuous improvement

• Process change control

• Deviations

• Stop ships/purges

4.13	Quality System

Supplier shall maintain a documented quality system similar to the requirements set forth in the ISO 9002 standard. The intent of this quality system is to provide for business and repair processes which are repeatable, sustainable and capable of meeting Sun’s quality, cost and delivery goals.

5.0	Source Inspection

Sun may elect to source inspect Product at Supplier’s facility in order to establish a reasonable confidence level in the Supplier’s Product and processes. Source inspection will be initiated or terminated at Sun’s option. Supplier shall permit a Sun employee or representative to perform this inspection on pre-packaged finished units. Supplier shall assist the source inspector in unpacking, staging, inspecting, testing and re-packaging units. Supplier shall provide a reasonable environment in which to perform this work.

Acceptance at source inspection does not limit Supplier’s responsibilities for Product failures.

If quality results as measured by source or receiving inspection fail to meet the goal of 99.8% acceptance for a three month period, Sun may require that Supplier pay all costs associated with source inspection at the Supplier’s site until results again rise above 99.8% for a three month period.

6.0	Sun Audit Programs

6.1	Initial Facility Qualification

Sun may require an initial facility qualification audit prior to permitting shipment of repaired Product. This audit will cover all repair and business processes. Prior to the audit, Supplier is required to complete the Sun Audit Questionnaire.

Enterprise Services — Global Support Operations July 7, 1999 60342482v1	4	Mitac International Corporation December 20, 2000 ff/KT

6.2	Biennial Survey

Sun may perform qualification audits of each repair site every other year. This audit will cover all repair and business processes. Prior to the audit, Supplier is required to complete the Sun Audit Questionnaire, which will be provided by Sun.

6.3	Move and/or New Product Introduction Audit

If Supplier moves a repair line, a repair facility, or starts up a new Product repair line in a previously qualified facility, Sun will permit shipment of repaired Product from that facility only upon Sun’s written approval. In most cases, Sun will require an on site audit of the facility prior to providing approval.

6.4	Random Audits

Sun may at any time conduct an audit of Supplier’s facility during normal business hours to determine compliance with Sun’s requirements.

Enterprise Services — Global Support Operations July 7, 1999 60342482v1	5	Mitac International Corporation December 20, 2000 ff/KT

EXHIBIT D

RESIDENT SUPPLIER PROGRAM

WHEREAS Sun and Supplier have entered the Agreement dated September 28, 1999 whereby Supplier was to perform certain assembly services for Sun, and

WHEREAS Sun desires that Supplier provide the services of a full time employee of Supplier who will reside at the facilities of Sun to perform certain services for Sun and Supplier detailed in the Statement of Work, and

WHEREAS Supplier is willing to provide the services of such an employee without additional compensation.

NOW THEREFORE in consideration of the following promises, covenants and representations, the parties agree as follows:

l.	Resident Supplier. Supplier shall, through an employee designated by Supplier (herein “RSP”), perform the services (herein the “Services”) described in the Statement of Work, attached hereto as Exhibit D-l and incorporated herein by reference. The RSP shall be resident at a Sun site(s) designated by Sun.

2.	Sun’s Obligation. Sun shall provide the RSP with office space which shall include access to a telephone, facsimile machine, a Sun workstation and necessary administrative support. Sun shall provide the RSP access to such information and personnel of Sun as is necessary to permit the RSP to perform the services set out in the Statement of Work.

3.	Relationship of Parties. The RSP shall remain at all times an employee of Supplier. The RSP may perform the Services under the general direction of Sun, but Supplier shall be responsible for the actions and decisions of the RSP, except to the extent that the RSP relied, in good faith, on the specific direction or instructions of Sun or the information provided by Sun, in performing the services. Supplier shall be solely responsible for all employee decisions with regard to the RSP including, but not limited to, performance reviews, promotions, disciplinary action and termination

4.	Liability of Supplier for RSP.

4.1.	The RSP role is a critical position in ensuring successful planning and execution for Sun and Supplier, therefore Supplier’s management shall actively monitor the role of the RSP and the individual(s) filling this role, to ensure that risk and opportunity, e.g. material exposure, potential excess and obsolete liability, is diligently evaluated and approved at appropriate management levels within Supplies organization and that suitable internal processes are developed to support and assist the RSP(s).

4.2.	The RSP shall observe the working hours, working rules and holiday schedule of Sun while working on Sun’s premises. If Sun reasonably determines that the presence of the RSP is detrimental to the progress of the work performed under the Agreement Supplier shall replace such person with a properly qualified person, reasonably acceptable to Sun, as soon as is reasonably practical.

4.3.	Supplier shall be responsible for all salary and benefits owed to the RSP and the payment of any and all payroll or other taxes due as a result of the performance of the Services by the RSP. Supplier acknowledges and agrees that, to the extent required by law, it is die responsibility of Supplier to report as income all compensation received by the RSP and Supplier shall indemnify and hold harmless Sun from any obligation to pay any sales or withholding taxes, social security, unemployment or disability insurance or similar charges or imposts, including any interest or penalties thereon, in connection with any payment made to the RSP.

4.4.	Supplier shall, defend, indemnify and hold harmless Sun, its officers, directors, employees, agents and attorneys from and against any claims or actions suffered by or claimed to be suffered by the RSP while performing the Services for Sun or while in, on, or about Sun’s premises.

October 27, 1998 60342482v1	1	Mitac International Corporation

4.5.	Supplier shall at all times comply with all applicable law in the performance of the Services. It is expressly agreed that Supplier is an independent contractor, and neither Supplier nor the RSP is an employee or agent of Sun and have no authority to bind Sun by contract or otherwise.

5.	Consideration. Supplier shall receive no additional compensation or consideration for the Services performed by the RSP as provided herein.

6.	Confidential Information. The parties hereto acknowledge that, in the course of performing the Services hereunder, the RSP will be exposed to certain information and data, which may be disclosed orally, in writing or by other media, and that such information may not be labelled or identified as confidential or proprietary information of Sun at the time of disclosure or discovery. Notwithstanding the foregoing, all information, data, records, reports and other information, however designated or described, to which the RSP may be exposed while performing the Services or otherwise while on Sun’s premises, shall be considered the confidential and proprietary information of Sun and shall be subject to the obligations of confidentiality set out is the Agreement and the Confidential Disclosure Agreement signed separately by the Supplier attached as Exhibit D-2.

7.	No Solicitation. Sun shall not solicit the employment of the RSP during that period of time that the RSP is assigned to Sun and for six (6) months after such assignment ends. It shall not be deemed a violation of this prohibition if Sun hires the RSP as a result of the RSP initiating the inquiry of employment in response to a job opening that has been published either to the public at large or to San’s employee population.

8.	Exhibits. The following is the list of Exhibits and Attachments which are attached hereto and incorporated herein by this reference as if set forth in full:

Exhibit D-1—Statement of Work

Exhibit D-2—Confidential Disclosure A

October 27, 1998 60342482v1	2	Mitac International Corporation

EXHIBIT D-1

RESIDENT PLANNER

STATEMENT OF WORK

Job Standards for Resident Suppliers

1.	Material Requirements Plan (“MW”) System Integrity

The Resident Supplier Planner (“RSP”) shall taro MRP systems integrity by.

•	Managing the forecasting system.

•	Placing replenishment orders, approved by the responsible Sun Manager, ensuring that there are no past due delivery dates.

•	Tracking and completing all assigned action items from weekly/regular supply/demand management meetings and as directed by Sun management

•	Ensuring that all Product parameters are reviewed and updated monthly.

2.	Supplier Management

Forecast Communication. The RSP shall establish forecast communication processes with Supplier and transmit each new forecast, as approved by the Sun Manager, to Supplier in accordance with the Supply Planning calendar, ensuring that Supplier understands this information is for Supplier’s convenience only and does not create an obligation on the part of Sun.

The RSP shall proactively drive and support implementation of Supply Chain initiatives (e.g., Demand Pull, Auto-Swap, etc.) and take ownership for their sustained effectiveness.

The RSP is the Supplier’s focal point for coordinating scorecard data input associated with planning activities.

3.	Supply Plan Execution

The RSP shall, on a daily basis, manage and be responsible for

•	Ensuring Product availability to standard lead-times;

•	Monitoring actual demand against Supplier’s planned build/in-feed plan and highlighting to Sun management any potential negative impacts; and

•	Ensuring that Supplier’s individual sites (where relevant) are balancing material/capacity in-line with Sun’s actual demand profile and raising any concerns with this to both their local management and Sun’s management.

October 27, 1998 60342482vl	1	Mitac International Corporation

4.	Product Management

The RSP will, on an as-needed basis, participate in and represent the Supplier on Sun New Product Introduction (NPI) teams to ensure continuity of supply and minimize End of Life (“EOL”) costs associated with Product transitions.

5.	Inventory Management

The RSP shall be responsible for supporting all key business metrics identified by Sun, including, but not limited to, the following:

•	Ensuring that Supplier’s designated Products are always within the Sun-specified Days of Supply (DOS) targets.

•	Providing input into the Inventory Outlook (I/O) targets.

•	Monitoring nonnettable inventory management.

•	Providing to Sun a weekly status of any potential Excess and Obsolete (E&O) exposures resulting from: Engineering Change Order (ECO) activity, Supply Plan cuts, Product cancellations, EOL announcements, etc.

•	Monitoring the Material Review Board (MRS) aging reports to ensure that Product is not held more than 7 days and escalating this to Sun management in the event that material in MRB has exceeded the specified timeframe.

•	Monitoring the RTV aging reports to ensure that Product is not held more than 5 days and escalating this to Sun management in the event that any RTV has exceeded the specified timeframe.

•	Ensuring that there is immediate Supplier and Sun management visibility of any returned Product which has been under repair at the Supplier for more than fifteen (15) days. Sun will not be liable to Supplier for the cost of production Product which Supplier fails to repair and return to Sun within 30 days after such Product was returned to Supplier.

•	Ensuring that any receiving discrepancies are brought to the attention of the Supplier and Sun management within 3 days after occurrence.

October 27, 1998 60342482vl	2	Mitac International Corporation

EXHIBIT D-2

CONFIDENTIAL DISCLOSURE AGREEMENT

Effective Date: September 28, 1999

WHEREAS Sun Microsystems, Inc., (herein “Sun”) and Mitac International Corporation (herein the “Resident Supplier” have entered into an agreement whereby, among other things, the Resident Supplier is to provide the services of an employee to perform certain services on Sun’s premises, and

WHEREAS Resident Supplier’s employee will have access and exposure to the confidential information of Sun and third parties with whom Sun may conduct business.

NOW THEREFORE

1.                 a) The Sun information disclosed under this Agreement (“Information”) whether disclosed orally, in writing or by other media, includes, but is not limited to, the following: forecasts, bookings, new product schedules, material pricing, quality data, marketing data relating to Sun’s products.

                     b) The permitted use of Information is: for Resident Supplier’s employee to perform planning and purchasing functions on behalf of Sun, as a representative of the Resident Supplier on Sun’s premises.

2.                 The Resident Supplier’s obligations regarding Information expire four (4) years after the date of disclosure. Information shall be used solely as permitted above and shall not be disclosed to a third party. The Resident Supplier shall hold Information in strict confidence and shall provide Information to other employees of Resident Supplier only on a need-to-know basis. Upon termination of this Agreement or upon Sun’s written request, the Resident Supplier shall cease use of Information and return or destroy all Information. In addition to the foregoing, Resident Supplier shall not gain access, or attempt to gain access, to Sun’s local area network or Sun’s wide area network, or the data, records, files or other information maintained electronically therein except as necessary to perform the services Resident Supplier was contracted to perform. Any and all data, records, files and other information in whatever form or format obtained by Resident Supplier as a result of Resident Supplier’s employee residing in or having access inside Sun’s facilities or having access to such data, records, files and other information shall be deemed Confidential Information whether or not it has been so labelled. Any improper access by Resident Supplier to information which is not necessary to perform the services hereunder shall be deemed a material breach of this Agreement and the services agreement with which this Agreement is associated.

3.                 The Resident Supplier shall be obligated to protect Information which is disclosed orally or in written form and identified as confidential or proprietary, or which the Resident Supplier would be expected to know is the confidential information of Sun.

4.                 This Agreement imposes no obligation upon the Resident Supplier with respect to Information which the Resident Supplier can establish by legally sufficient evidence: (a) was in the possession of, or was known by, the Resident Supplier’s employee or the Resident Supplier prior to its receipt from Sun, without an obligation to maintain its confidentiality; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the Resident Supplier from a third party having the right to disclose it, without an obligation to keep such information confidential; or (d) is independently developed by the Resident Supplier’s employee or the Resident Supplier without the use of Information and without the participation of individuals who have had access to Information.

5.                 Disclosure of Information Is not prohibited if prior notice is given to Sun and such disclosure is: (a) compelled pursuant to a legal proceeding or (b) otherwise required by law. The Resident Supplier agrees that any breach of this Agreement will result in irreparable harm to Sun for which damages would be an inadequate remedy and, therefore, in addition to its rights and remedies otherwise available at law, Sun shall be entitled to equitable relief, including injunction, in the event of such breach. The Resident Supplier waives any requirement for the posting of a bond or other security In the event that Sun seeks such an injunction. Sun retains ownership of the Information. Neither the Resident Supplier nor the

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Resident Supplier’s employee acquires any rights in Information, except the limited right to use Information as described above.

6.                 Resident Supplier understands and agrees that nothing in this Agreement creates an employer/employee relationship between Sun and Resident Supplier’s employee. Resident Supplier acknowledges and agrees that Resident Supplier’s employee will not be a Sun employee or eligible for any benefits of employment from Sun, including, but not limited to, wages, vacation, paid or unpaid leave, or participation in any Sun employee benefit plan. Resident Supplier further acknowledges and affirms that Resident Supplier is and will be Resident Supplier employee’s sole employer for the duration of Resident Supplier employee’s assignment to Sun.

7.                 This Agreement constitutes the entire agreement between the parties concerning its subject matter. All additions or modifications to this Agreement must be made in writing and must be signed by an authorized representative of each party. The parties agree to comply strictly with all applicable export control laws and regulations. Any action related to this Agreement will be governed by California law, excluding choice of law rules.

8.                 Either party may terminate this Agreement for convenience. by providing thirty (30) days written notice to the other. However, in accordance with Section 2 above, Resident Supplier’s and/or Resident Supplier employee’s obligations to protect Information shall survive any termination.

SUN MICROSYSTEMS, INC.		MITAC INTERNATIONAL CORPORATION

By:	/s/ Eddie Reynolds	By:	/s/ Billy Ho

Name: Title: Date:	Eddie Reynolds Director of Supply Mgment Oct. 11th ‘99	Name: Title: Date:	Billy Ho President Oct. 8, 1999

Rev. Nov. 4, 1998 60342482v1	2	Mitac International Corporation